Exhibit 2.4

equity PURCHASE AGREEMENT

by and between

Gulf Oil Limited Partnership,

as Seller,

and

Global Partners LP,

as Buyer

–––––––––––––––––––––––––––––––––––

Dated as of December 15, 2022

Page

Article I Definitions and Rules of Construction1

Section 1.1 Definitions1

Section 1.2 Rules of Construction1

Article II Purchase and Sale3

Section 2.1 Purchase and Sale of the Interests3

Section 2.2 Purchase Price; Estimated Closing Statement3

Section 2.3 Closing3

Section 2.4 Closing Deliveries3

Section 2.5 Post-Closing Adjustment4

Section 2.6 Payments6

Article III Representations and Warranties of Seller6

Section 3.1 Organization and Existence6

Section 3.2 Authorization7

Section 3.3 Consents; Litigation7

Section 3.4 Non-Contravention7

Section 3.5 Condition of, Title to and Sufficiency of Acquired Assets; Title to the Interests8

Section 3.6 Bankruptcy9

Section 3.7 Brokers9

Section 3.8 Exclusive Representations and Warranties; No Reliance9

Article IV Representations and Warranties Relating to the Business and the Target Companies10

Section 4.1 Organization and Existence10

Section 4.2 Capitalization and Subsidiaries11

Section 4.3 Consents11

Section 4.4 Non-Contravention11

Section 4.5 No Subsidiaries12

Section 4.6 Financial Statements; Absence of Changes; No Undisclosed Liabilities12

Section 4.7 Litigation13

Section 4.8 Compliance with Laws and Permits14

Section 4.9 Contracts14

Section 4.10 Real Property; Ownership of Assets16

Section 4.11 Employee Matters17

Section 4.12 Environmental Matters19

Section 4.13 Taxes20

Section 4.14 Brokers21

Section 4.15 Affiliate Contracts; Intercompany Accounts21

Section 4.16 Insurance21

Section 4.17 Intellectual Property21

i

(continued)

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Section 4.18 Exclusive Representations and Warranties22

Article V Representations and Warranties of Buyer23

Section 5.1 Organization and Existence23

Section 5.2 Authorization23

Section 5.3 Consents24

Section 5.4 Non-Contravention24

Section 5.5 Litigation24

Section 5.6 Compliance with Laws24

Section 5.7 Brokers24

Section 5.8 Investment Intent25

Section 5.9 Available Funds; Source of Funds25

Section 5.10 Investigation25

Section 5.11 Disclaimer Regarding Projections25

Section 5.12 Legal Impediments25

Section 5.13 Exclusive Representations or Warranties26

Article VI Covenants26

Section 6.1 Information Pending Closing26

Section 6.2 Conduct of Business Pending the Closing28

Section 6.3 Tax Matters30

Section 6.4 Confidentiality; Publicity32

Section 6.5 Post-Closing Books and Records; Financial Statements32

Section 6.6 Expenses33

Section 6.7 Employee Matters33

Section 6.8 Further Actions36

Section 6.9 Post-Closing Cooperation39

Section 6.10 Casualty Loss39

Section 6.11 R&W Insurance Policy40

Section 6.12 Replacement of Support Obligations and Related Buyer Covenants40

Section 6.13 Director and Officer Indemnification41

Section 6.14 Pre-Closing Reorganization42

Section 6.15 Seller Marks42

Section 6.16 Connecticut Transfer Act/New Jersey Industrial Site Recovery Act42

Section 6.17 Cooperation42

Section 6.18 Insurance43

Section 6.19 Specified Litigation Costs; Indemnified Environmental Liabilities.44

Section 6.20 Post-Closing Access to Information45

Section 6.21 Affiliate Contracts45

Section 6.22 Gulf Marketing Business45

(continued)

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Article VII Conditions to Closing46

Section 7.1 Conditions to Each Party’s Obligations46

Section 7.2 Conditions to Obligation of Buyer46

Section 7.3 Conditions to Obligation of Seller47

Section 7.4 Frustration of Closing Conditions47

Article VIII No Survival and Release47

Section 8.1 No Survival47

Section 8.2 “As Is” Sale; Release; Seller Indemnification48

Section 8.3 Certain Limitations50

Section 8.4 Limitation on Damages51

Article IX Termination51

Section 9.1 Termination51

Section 9.2 Effect of Termination52

Article X Title Report Cooperation53

Section 10.1 Title Report Cooperation53

Article XI Miscellaneous53

Section 11.1 Notices53

Section 11.2 Severability54

Section 11.3 Counterparts54

Section 11.4 Amendments and Waivers55

Section 11.5 Entire Agreement; No Third Party Beneficiaries55

Section 11.6 Specific Performance55

Section 11.7 Governing Law55

Section 11.8 Consent to Jurisdiction; Waiver of Jury Trial55

Section 11.9 Assignment56

Section 11.10 Headings56

Section 11.11 Schedules and Exhibits56

Section 11.12 Acknowledgement and Waiver56

Section 11.13 Reliance on Own Judgment; Disclaimer of Reliance57

Exhibits

Exhibit ADefined Terms

Exhibit BReorganization Steps Plan [corporate structure flow chart]

Exhibit CForm of Escrow Agreement

Exhibit DWorking Capital Principles; Sample Net Working Capital Calculation

Exhibit EBuyer Disclosure Schedule

Exhibit FSeller Disclosure Schedule

Exhibit GForm of Transition Services Agreement

Exhibit HForm of Gulf Marketing Agreement [form of branded supply agreement]

Exhibit IForm of Unbranded Supply Agreement

(continued)

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Exhibit JForm of Title Affidavit

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is dated as of December 15, 2022 (the “Execution Date”) by and between Gulf Oil Limited Partnership, a Delaware limited partnership (“Seller”), and Global Partners LP, a Delaware limited partnership (“Buyer”).  Each of Seller and Buyer is referred to herein, individually, as a “Party” and, together, as the “Parties.”

RECITALS

WHEREAS, as of the Execution Date, Seller, directly or indirectly through its Subsidiaries, owns all of the tangible and intangible assets, Owned Real Property, leasehold interests, inventory, contract rights and other assets comprising the Business (the “Acquired Assets”);

WHEREAS, prior to the Closing, Seller shall, and shall cause its Subsidiaries to, consummate the Pre-Closing Reorganization in accordance with the Reorganization Steps Plan, pursuant to which, among other things, Seller shall (a) form the Target Companies and (b) transfer, or cause its Subsidiaries to transfer, as applicable, all of the assets exclusively related to (i) the New Haven Terminal Business to New Haven NewCo, (ii) the Woodbury Terminal Business to Woodbury NewCo, (iii) the Portland Terminal Business to Portland NewCo, (iv) the Linden Terminal Business to Linden NewCo and (v) the Chelsea Terminal Business to Chelsea NewCo;

WHEREAS, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, Seller will own all of the issued and outstanding equity interests of each of the Target Companies (such equity interests, collectively, the “Interests”); and

WHEREAS, the Parties desire to enter into a transaction pursuant to which, at the Closing, Buyer will acquire from Seller, and Seller will sell to Buyer, all of the Interests, on the terms and subject to conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

Definitions and Rules of Construction
Section 1.1Definitions.  Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Agreement or in Exhibit A.
Section 1.2Rules of Construction.
(a)Unless the context clearly requires otherwise or as otherwise explicitly provided in this Agreement, references in this Agreement to: (i) Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to,

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this Agreement; (ii) “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs; (iii) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions); (iv) any Person shall be deemed references to such Person’s successors and permitted assigns and, in the case of any Governmental Entity, to any Person succeeding to its functions and capacities; and (v) any federal, state, local or foreign statute or Law (including any definitions thereof) shall be deemed to include references to all rules and regulations promulgated thereunder and shall mean such statutes, Laws, rules or regulations as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, Laws, rules or regulations, as applicable.
(b)Unless the context clearly requires otherwise or as otherwise explicitly provided in this Agreement: (i) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (ii) terms defined in the singular have the corresponding meanings in the plural and vice versa; (iii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iv) the term “includes” or “including” shall mean “including, without limitation”; (v) the words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear; (vi) the word “or” shall not be exclusive and shall include both the conjunctive and disjunctive; (vii) any reference herein to “material to the Business” shall be construed to mean “material to the Business, taken as a whole”; (viii) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (ix) any references to “$” mean United States Dollars; (x) any references to a specific time shall refer to prevailing Eastern Time; and (xi) any agreement, instrument, or writing defined or referred to in this Agreement means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date.
(c)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(d)The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(e)The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(f)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

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Article II

Purchase and Sale
Section 2.1Purchase and Sale of the Interests.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase, and Seller shall sell, all of Seller’s right, title and interest in and to the Interests, free and clear of all Liens (other than restrictions arising from applicable securities Laws and Liens created by or through Buyer), in exchange for an amount in cash equal to the Purchase Price as set forth in, and determined in accordance with, Section 2.2, upon the terms and subject to the conditions set forth herein.
Section 2.2Purchase Price; Estimated Closing Statement.  For and in consideration of the Interests, Buyer agrees to pay to Seller an amount equal to the Purchase Price.  Not less than three (3) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail Seller’s calculation of the Estimated Purchase Price (including the Estimated Closing Date Net Working Capital, the Estimated Closing Date Cash Amount, the Estimated Closing Date Indebtedness Amount and the Estimated Closing Date Transaction Expenses).  The Purchase Price and all components thereof shall be calculated in accordance with the Working Capital Principles, as applicable.  For the avoidance of doubt, the calculation of all components of the Purchase Price shall exclude all amounts not related to the Target Companies.
Section 2.3Closing.  The closing of the purchase and sale of the Interests (the “Closing”) shall take place at the offices of Latham & Watkins LLP, at 1271 Avenue of the Americas, New York, New York, 10020 (or remotely via the electronic exchange of closing deliveries), commencing at 10:00 a.m., New York City time, on the third (3rd) Business Day following the satisfaction or waiver of the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”).
Section 2.4Closing Deliveries. At the Closing:
(a)Seller shall deliver, or cause to be delivered, to Buyer or its designees:
(i)an assignment of the Interests to Buyer executed by Seller;
(ii)the Seller’s Certificate, duly executed by an authorized officer of Seller;
(iii)an IRS Form W-9, properly completed and duly executed by Seller (and dated no earlier than thirty (30) days prior to the Closing Date);
(iv)the Escrow Agreement, duly executed by Seller and the Escrow Agent;
(v)the Gulf Marketing Agreement, duly executed by Seller;
(vi)the Transition Services Agreement, duly executed by Seller;

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(vii)the Unbranded Supply Agreement, duly executed by Seller;
(viii)executed copy of resolutions by Seller’s general partner authorizing the transactions contemplated by this Agreement and the other Transaction Documents to which Seller is a party;
(ix)written resignation of all officers and directors of the Target Companies set forth in Section 2.4(a)(ix) of the Seller Disclosure Schedule; and
(x)such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing pursuant to this Agreement.
(b)Buyer shall:
(i)(A) pay to Seller an amount equal to the Estimated Purchase Price minus the Escrow Amount, by wire transfer of immediately available funds to the account or accounts specified in writing by Seller, (B) pay to the Escrow Agent the Escrow Amount, by wire transfer of immediately available funds to the account specified in writing by the Escrow Agent, and (C) pay, or cause to be paid, on behalf of Seller, all Estimated Closing Date Transaction Expenses required to be paid by Buyer at the Closing as set forth in the Estimated Closing Statement, by wire transfer of immediately available funds as directed by Seller; and
(ii)deliver, or cause to be delivered, to Seller (A) the Buyer’s Certificate, duly executed by an authorized officer of Buyer, (B) the Escrow Agreement, duly executed by Buyer and the Escrow Agent, (C) the Gulf Marketing Agreement, duly executed by Buyer, (D) the Transition Services Agreement, duly executed by Buyer, (E) assignment and assumption agreements with respect to the Labor Agreements as contemplated by Section 6.7(j), duly executed by Buyer, (F) the Unbranded Supply Agreement, duly executed by Buyer, and (G) such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.
Section 2.5Post-Closing Adjustment.
(a)After the Closing Date, Seller and Buyer shall cooperate with each other and provide each other with such access to their respective books, records and relevant employees (and those of the Target Companies) as they may reasonably request in connection with the matters addressed in this Section 2.5.  Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a written statement (the “Post-Closing Statement”) setting forth in reasonable detail its calculation of the Purchase Price (including the Closing Date Net Working Capital, the Closing Date Cash Amount, the Closing Date Indebtedness Amount and the Closing Date Transaction Expenses), together with reasonable supporting information and calculations.  Unless Seller otherwise agrees in writing, Buyer may not amend, adjust, supplement or modify the Post-Closing Statement following delivery thereof to Seller.  If Buyer fails to deliver the Post-Closing Statement within such ninety (90) day period, then the estimated calculations included in the Estimated Closing Statement shall be considered for all purposes of this Agreement the Closing Date Net Working Capital, the Closing Date Cash Amount, the Closing Date Indebtedness Amount and the Closing Date Transaction Expenses, with respect to which Seller shall have all of the rights

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afforded to it under this Section 2.5, including the right to dispute such amounts and the calculations related thereto in accordance with the provisions of Section 2.5(b).
(b)If Seller objects to any matter set forth on the Post-Closing Statement, then Seller shall provide Buyer written notice thereof (the “Dispute Notice”) within thirty (30) days after receiving the Post-Closing Statement; provided that Seller and Buyer shall be deemed to have agreed on (i) the Purchase Price set forth in the Post-Closing Statement if Seller fails to provide the Dispute Notice within such thirty (30)-day period or Seller accepts in writing the Purchase Price set forth on the Post-Closing Statement and (ii) all items and amounts set forth in the Post-Closing Statement that are not disputed by Seller in the Dispute Notice.  If the Dispute Notice is timely delivered to Buyer, then the Parties shall negotiate in good faith to resolve each disputed matter raised therein and any resolution by the Parties as to any such disputed matter shall be final, conclusive and binding upon the Parties and all such negotiations related thereto (unless otherwise agreed by Buyer and Seller) will be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule.  If the Parties are unable to agree on any matter set forth in the Dispute Notice in accordance with this Section 2.5(b) within thirty (30) days after Seller’s delivery of the Dispute Notice to Buyer, then the Parties shall refer such disputed matters to Grant Thornton LLP or, if Grant Thornton LLP declines to act as provided in this Section 2.5(b), a firm of independent public accountants mutually acceptable to Buyer and Seller (the “Independent Accountants”), and the Parties shall cause such Independent Accountants, acting as experts and not arbitrators, to make a final, conclusive and binding determination as to only those matters in dispute with respect to this Section 2.5(b) on a timely basis, and, in any event, within thirty (30) days following their appointment, and shall instruct such Independent Accountants to promptly notify the Parties in writing of their resolution of such disputed matters (the “Determination”).  The Parties shall not authorize the Independent Accountants to modify or amend any term or provision of this Agreement or modify items previously agreed between the Parties.  The Independent Accountants shall only make determinations as to those matters in dispute with respect to this Section 2.5(b) and not on any other matters or calculations which are not at dispute and such determinations shall be made in accordance with the terms and procedures set forth in this Section 2.5(b).  In resolving any disputed matters hereunder, the Independent Accountants may not assign a value to such item greater than the greatest value for such item claimed by Buyer in the Post-Closing Statement or by Seller in the Dispute Notice or less than the lowest value for such item claimed by Buyer in the Post-Closing Statement or by Seller in the Dispute Notice, as applicable.  The Determination shall be final, conclusive and binding upon the Parties and shall be used for purposes of calculating the adjustment pursuant to Section 2.5(c).  Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.5(b) shall be the exclusive mechanism for resolving disputes regarding the adjustment, if any, to the Estimated Purchase Price.  Judgment may be entered upon the Determination in any court having jurisdiction over the Party against which the Determination is to be enforced.  Each Party shall be liable for and pay one-half of the fees and other costs and expenses charged by the Independent Accountants.
(c)If the Purchase Price, as finally determined as provided in Section 2.5(a) and Section 2.5(b):
(i)is in excess of the Estimated Purchase Price, then, (A) within five (5) Business Days after such determination, Buyer shall pay or caused to be paid to Seller an

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amount equal to the excess of the Purchase Price over the Estimated Purchase Price, if any, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller, and (B) within two (2) Business Days after such determination, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to, within three (3) Business Days, distribute to Seller the Escrow Account Balance, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller;
(ii)is less than the Estimated Purchase Price (the absolute value of such shortfall, the “Deficit Amount”), then, within two (2) Business Days after such determination, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to, within three (3) Business Days, (A) distribute to Buyer, an amount equal to the Deficit Amount, by wire transfer of immediately available funds to the account or accounts designated in writing by Buyer, (B) if there are any funds remaining in the Escrow Account following the payment to Buyer contemplated by the foregoing clause (A), distribute to Seller, such remaining Escrow Account Balance, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller, and (C) to the extent the funds in the Escrow Account are not sufficient to fully satisfy the Deficit Amount, Seller shall pay or caused to be paid to Buyer an amount equal to the excess of the Deficit Amount over the funds in the Escrow Account by wire transfer of immediately available funds to the account or accounts designated in writing by Buyer; or
(iii)is equal to the Estimated Purchase Price, then, within two (2) Business Days after such determination, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to, within three (3) Business Days, distribute to Seller the entire Escrow Account Balance, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller.
(d)Upon payment of the amounts provided in Section 2.5(c) in accordance with this Section 2.5, neither Party may make or assert any claim under this Section 2.5.
Section 2.6Payments.  Seller and Buyer shall make any payment due to the other pursuant to this Article II by no later than 2:00 p.m. on the day when due (unless otherwise consented to by the Person to whom such payment is due).  All payments shall be paid by wire transfer of immediately available funds to the account or accounts designated in writing by or on behalf of the Person entitled to such payment.
Article III

Representations and Warranties of Seller

Except as disclosed in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer the following:

Section 3.1Organization and Existence.  Seller is a limited partnership organized under the laws of the State of Delaware.  Seller has all requisite limited partnership power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and consummate the transactions contemplated hereby.  Seller is duly organized, validly existing and

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in good standing under the Laws of the State of Delaware and has all requisite organizational power and authority to own, lease and operate its properties and carry on its business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.  Seller is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.

Section 3.2Authorization.  The execution, delivery and performance by Seller of this Agreement and all other Transaction Documents to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership action on the part of Seller.  This Agreement and the other Transaction Documents to which Seller is a party have been, or will be when delivered, duly executed and delivered by Seller.  Each of this Agreement and the other Transaction Documents to which Seller is a party constitutes, or will constitute when delivered (assuming the due execution and delivery by each of the other counterparties thereto), a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
Section 3.3Consents; Litigation.  No consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity is required to be obtained or made by Seller which has not been obtained or made by Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby, other than (a) Seller’s Required Consents which are set forth in Section 3.3 of the Seller Disclosure Schedule and (b) the Consents and Filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which Seller is a party.  There are no Claims pending or, to the Knowledge of Seller, threatened, against or otherwise related to Seller or any of its Affiliates before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Seller to perform its obligations hereunder or under any other Transaction Document to which Seller is a party or to consummate the transactions contemplated hereby or thereby.  Neither Seller nor any of its Affiliates is subject to any Governmental Order that prohibits the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents to which Seller is a party or would, individually or in the aggregate, reasonably be expected to materially impair or delay Seller’s ability to perform its obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby.
Section 3.4Non-Contravention.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party by Seller does not, and, subject to Seller obtaining the Seller’s Required Consents, the consummation by Seller of the

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transactions contemplated hereby and thereby will not contravene or violate any provision of (a) the Organizational Documents of Seller, (b) any Material Contract to which Seller is a party or by which Seller is bound, or result in the termination or acceleration thereof, or require the consent of, or notice to be delivered to, any party thereto, or entitle any party to accelerate any obligation or indebtedness thereunder, except for matters set forth in Section 4.4 of the Seller Disclosure Schedule, or (c) any Law to which Seller is subject or by which any property or asset of Seller relating to the Business is bound or affected except, in the cases of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which Seller is a party.

Section 3.5Condition of, Title to and Sufficiency of Acquired Assets; Title to the Interests.
(a)Except as set forth in Section 3.5(a) of the Seller Disclosure Schedule, the Acquired Assets are in good operating condition and repair in all material respects, ordinary wear and tear excepted, and in the case of leased assets which are included in the Acquired Assets, all such assets have been maintained in a condition required by their respective leases in all material respects.
(b)Except as set forth in Section 3.5(b)(i) of the Seller Disclosure Schedule, Seller, directly or indirectly through its Subsidiaries, owns all of the Acquired Assets, and following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, the Target Companies will own all of the Acquired Assets.  As of the date hereof, Seller has, and following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, the Target Companies, will have, as applicable and subject to any Permitted Liens, (i) good and valid title to, (ii) a valid leasehold interest in or (iii) a license or other right to use all Acquired Assets.  Subject to Buyer’s implementation of appropriate benefit plans and insurance arrangements, and except as set forth in Section 3.5(b)(ii) of the Seller Disclosure Schedule, the Acquired Assets, together with the rights and services to be provided for the benefit of Buyer under the Transition Services Agreement and rights under the Seller Marks, collectively constitute all of the material assets, rights and properties, tangible or intangible, real or personal, that are used, or are necessary for use, in connection with the operation of the Business as currently conducted.
(c)Following the consummation of the Pre-Closing Reorganization and as of the Closing, Seller will be the direct beneficial and record owner of, and have good and marketable title to, the Interests, in each case, free and clear of all Liens other than those arising pursuant to applicable state and federal securities Laws.  Other than the Interests held directly by Seller, no Person has any direct or indirect equity interest, participation or voting right in any Target Company or any options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock, profit participation or other similar rights in or issued by any Target Company, and no such interests, securities or rights will be outstanding (other than pursuant to this Agreement).  At Closing, Seller has full power and authority to sell, transfer, assign and deliver the Interests to Buyer and will transfer to Buyer good, valid and marketable title to the Interests.

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(d)Following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, other than this Agreement and the Organizational Documents of the Target Companies, none of the Interests held directly or indirectly by Seller are subject to any voting trust agreement or any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Interests, and no Person has any outstanding or authorized option, warrant or other right relating to the sale or voting of such Interests or pursuant to which (a) Seller is or may become obligated to issue, sell, transfer or otherwise dispose of, redeem or acquire any such Interests, or (b) Seller has granted, or may be obligated to grant, a right to participate in the profits of the Target Companies.
Section 3.6Bankruptcy.  Seller (a) is not insolvent, (b) is not in receivership or in dissolution, (c) has not made any assignment for the benefit of creditors, (d) has not admitted in writing its inability to pay its debts as they mature, (e) has not been adjudicated bankrupt, and (f) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Laws or any other similar Laws, nor has any such petition been filed, or to the Knowledge of Seller, threatened or contemplated against Seller.
Section 3.7Brokers.  Except as set forth in Section 3.7 of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates (excluding any Target Company) have any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.  Any fees or commissions identified in Section 3.7 of the Seller Disclosure Schedule shall be paid by Seller prior to, at, or following Closing.
Section 3.8Exclusive Representations and Warranties; No Reliance.
(a)The representations and warranties made in this Article III and in Article IV AND CONFIRMED IN THE SELLER’S CERTIFICATE (as qualified by the Seller Disclosure Schedule) are the exclusive representations and warranties made by Seller with respect to Seller, including Seller’s assets, or the subject matter of this Agreement and Seller hereby disclaims any other express or implied representations or warranties made by any Person with respect to Seller or with respect to the subject matter of this Agreement, EXCEPT AS EXPRESSLY SET FORTH IN THE OTHER TRANSACTION DOCUMENTS (SOLELY TO THE EXTENT SET FORTH THEREIN AND WITH RESPECT THERETO).  Except as otherwise expressly set forth in this Agreement (including the representations and warranties set forth in this Article III and in Article IV and the Seller Disclosure Schedule relating thereto) or THE OTHER TRANSACTION DOCUMENTS, it is understood that any other materials, including any due diligence materials, made available to Buyer or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller or its Affiliates or their respective Representatives.

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(b)NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, SELLER ACKNOWLEDGES AND AGREES THAT NONE OF BUYER OR ANY OTHER PERSON, INCLUDING ANY AFFILIATES OF BUYER, HAS MADE OR IS MAKING ANY REPRESENTATIONS OR WARRANTIES RELATING TO BUYER WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY BUYER IN Article V AND CONFIRMED IN THE BUYER’S CERTIFICATE OR AS EXPRESSLY SET FORTH IN THE OTHER TRANSACTION DOCUMENTS (SOLELY TO THE EXTENT SET FORTH THEREIN AND WITH RESPECT THERETO), INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING BUYER FURNISHED OR MADE AVAILABLE TO SELLER, ANY TARGET COMPANY (PRIOR TO CLOSING), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES AND THAT SELLER EXPRESSLY DISCLAIMS RELIANCE UPON ANY SUCH OTHER REPRESENTATION OR WARRANTY NOT SET FORTH IN THIS AGREEMENT OR AS EXPRESSLY SET FORTH IN THE OTHER TRANSACTION DOCUMENTS.  SELLER EXPRESSLY DISCLAIMS ANY OBLIGATION OR DUTY BY BUYER OR ANY OTHER PERSON, INCLUDING ANY AFFILIATES OF BUYER, TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR CONFIRMED IN THE BUYER’S CERTIFICATE (OR THE OTHER TRANSACTION DOCUMENTS).  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER ACKNOWLEDGES THAT NO REPRESENTATIONS OR WARRANTIES ARE MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS OR PROSPECT INFORMATION REGARDING BUYER THAT MAY HAVE BEEN MADE AVAILABLE TO SELLER (INCLUDING IN CERTAIN “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT).
Article IV

Representations and Warranties Relating to the Business and the Target Companies

Except as disclosed in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer the following:

Section 4.1Organization and Existence.  As of the Execution Date, Seller (a) has all requisite power and authority to own, lease and operate, as applicable, the assets and properties of the Business and to carry on the Business as it is being conducted as of the Execution Date, and (b) is duly qualified or licensed to do business in each jurisdiction in which the properties owned, leased or operated by it with respect to the Business or the nature of the Business conducted by it makes such qualification or licensing necessary, except, in the case of this clause (b), where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole).  Following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, each Target Company will (a) be duly organized and validly existing and in good standing under the laws of the State of Delaware, (b) have all requisite power and authority to own, lease and operate, as applicable, its assets and properties and to carry on its business as it is being conducted as of the Execution Date

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by Seller, and (c) be duly qualified or licensed to do business in each other jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except, in the case of this clause (c), where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole).

Section 4.2Capitalization and Subsidiaries.  The anticipated legal name, jurisdiction of organization and respective ownership of each Target Company, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, is set forth in Section 4.2 of the Seller Disclosure Schedule.  Except as set forth in Section 4.2 of the Seller Disclosure Schedule, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, no Target Company will own any direct or indirect equity interest, participation or voting right in any other Person or any options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock, profit participation or other similar rights in or issued by any other Person, and no such interests, securities or rights will be outstanding (other than pursuant to this Agreement) in respect of any such Target Company.  Except for the operation of its respective Acquired Assets, in the ordinary course of Business, no Target Company has had any other business, operations or activity since its formation.
Section 4.3Consents.  Following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, no Consent of or Filing with any Governmental Entity will be required to be obtained or made by any Target Company, other than (a) any Target Companies’ Required Consents and (b) the Consents and Filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to be material to any of the New Haven Terminal Business, the Woodbury Terminal Business, the Portland Terminal Business, the Linden Terminal Business or the Chelsea Terminal Business.
Section 4.4Non-Contravention.  The performance of this Agreement and the other Transaction Documents to which Seller is a party by Seller does not, and, subject to obtaining the Target Companies’ Required Consents, the consummation by Seller of the transactions contemplated hereby and thereby will not, (a) contravene, violate or result in any breach of any provision of any of the Organizational Documents of any Target Company; (b) except for matters set forth in Section 4.4 of the Seller Disclosure Schedule, contravene, violate or result in any breach of any provision (with or without the giving of notice, or the passage of time or both) under, or give rise to any right of consent, notice, termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under or result in the loss by a Target Company of any rights or benefits under, impose on a Target Company any additional or greater burdens or obligations under, create in any other Person additional or greater rights or benefits under, or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under any of the terms, conditions or provisions of any Material Contract or any material easement; or (c) violate any Law to which a Target Company is subject or by which any of such Target Company’s properties or assets is bound, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to be material to any of the New Haven Terminal Business, the Woodbury Terminal Business, the Portland Terminal Business, the Linden Terminal Business or the Chelsea Terminal Business.

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Section 4.5No Subsidiaries.  From and after the date of formation of an applicable Target Company and until and as of Closing, such Target Company will not have any Subsidiaries.
Section 4.6Financial Statements; Absence of Changes; No Undisclosed Liabilities.
(a)Section 4.6(a) of the Seller Disclosure Schedule sets forth (i) the unaudited combined balance sheet (the “Balance Sheet”), together with related combined statement of operations and statements of cash flow, for the Business, as of and for the nine (9) months ended September 30, 2022 (such date, the “Balance Sheet Date”), and (ii) the unaudited combined statements of income, for the Business, for the year ended December 31, 2021 (clauses (i) and (ii), collectively, the “Financial Statements”).  The Financial Statements (i) have been prepared in accordance with GAAP, modified as set forth and presented in such Financial Statements, consistently applied (other than normal recurring year-end adjustments that are not, individually or in the aggregate, material and the absence of footnotes), and from the books and records of the Business, on a consistent basis, and (ii) fairly present in all material respects, the combined financial position and combined results of operations and combined cash flows of the Business, as of the date thereof or for the period set forth therein.
(b)Except as set forth in Section 4.6(b)(i) of the Seller Disclosure Schedule, the Seller maintains a system of internal accounting controls and procedures over financial reporting, including with respect to the Business, which are effective in providing reasonable assurance (i) regarding the reliability of financial reporting, and the preparation of the Financial Statements in accordance with GAAP, modified as set forth and presented in such Financial Statements, (ii) that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Acquired Assets, and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Business that could have a material effect on the Financial Statements.  Except as set forth in Section 4.6(b)(ii) of the Seller Disclosure Schedule, since December 31, 2021, there has not been any material change to such accounting policies, methods, principles or practices.  Except as set forth in Section 4.6(b)(iii) of the Seller Disclosure Schedule, in the past three (3) years, Seller (including any employee thereof) has not identified nor has been made aware of (1) any significant deficiency or material weakness in the system of internal accounting controls or procedures utilized by it or any of its Subsidiaries with respect to financial reporting, or the preparation of the Financial Statements, (2) any fraud, whether or not material, that involves any of the Seller’s or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by with respect to the Business or (3) any written claim or allegation regarding any of the foregoing.
(c)None of the Target Companies will, following the Pre-Closing Reorganization, have any off balance sheet Liability of any nature to, or financial interest in, any third party or entities the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by such entity in each case, that will not be repaid and extinguished at or prior to the Closing.
(d)Except as has not been or would not reasonably be expected to be material to the Business, taken as a whole, (i) all accounts receivable that are reflected on the Financial Statements are presented and were determined in accordance with GAAP and represent or will

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represent valid and bona fide obligations arising from sales actually made or services actually performed by the Business in the ordinary course of business, (ii) to the extent not paid prior to Closing, such accounts receivable are current and collectible net of the respective reserves shown on the applicable balance sheet in the Financial Statements (which reserves are calculated in good faith consistent with past practice and using methodologies supported by information available as of the date such reserves were established) and (iii) there is no pending, or, to the Knowledge of Seller, claim, defense, contest, right of setoff or right of recoupment under any contract or agreement with any account debtor of an account receivable relating to the amount or validity of such account receivable.
(e)All accounts payable of, or with respect to, the Business reflected on the Financial Statements represent actual and bona fide obligations arising from purchases actually made or services actually received, or obligations relating to goods or services not yet received but reasonably expected to be received in the ordinary course of business.
(f)Except as set forth in Section 4.6(f)(i) of the Seller Disclosure Schedule, since the Balance Sheet Date, (i) the Business has been conducted in the ordinary course of business, consistent with past practices in all material respects, and (ii) there has not been any change, event or effect relating to the Business that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.  Since the Balance Sheet Date, (i) except as set forth in Section 4.6(f)(ii)(A) of the Seller Disclosure Schedule, no event, development or occurrence, or combination thereof, has occurred that would require consent during the period prior to Closing under the terms of Section 6.2 if the terms of such Section had been in effect as of the Balance Sheet Date, and (ii) except as set forth in Section 4.6(f)(ii)(B) of the Seller Disclosure Schedule, there has not been any Casualty Loss Event (whether or not covered by insurance) which has or would reasonably be expected to have a material adverse effect on the Business or any Target Company that has not been fully repaired, rectified or replaced.
(g)Except for (i) Liabilities that are the subject matter of any other representation or warranty in Article III or Article IV, (ii) Liabilities disclosed in Section 4.6(g) of the Seller Disclosure Schedule, and (iii) for liabilities included as a current liability in the calculation of the Closing Date Net Working Capital or included in the calculation of the Closing Date Indebtedness Amount or the Closing Date Transaction Expenses, there are no Liabilities related to the Business whether or not they would be required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied, except for those Liabilities that are (A) reflected, accrued or reserved against on the Balance Sheet or (B) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, except as would not, individually or in the aggregate, reasonably be expected to be material to the business of any Terminal.
Section 4.7Litigation.  Except as disclosed in Section 4.7 of the Seller Disclosure Schedule, (a) there is no Claim pending or, to the Knowledge of Seller, threatened by or against Seller with respect to the Business, and (b) Seller is not subject to any Governmental Order with respect to the Business, in the case of each of clauses (a) and (b), that would, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole).

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Section 4.8Compliance with Laws and Permits.
(a)Except as set forth Section 4.8(a) of the Seller Disclosure Schedule, since January 1, 2019, (i) neither the Business, nor, to Seller’s Knowledge, any Person that is a current or former director, officer, manager, member or employee who is responsible for operational matters of Seller, in connection with the ownership or operation of, as applicable, the Business, has been in violation of any applicable Law or Permit and (ii) Seller has not received any written, or, to the Knowledge of Seller, oral, notice, request for information, demand letter, administrative inquiry, or formal or informal complaint, from any Governmental Entity alleging that the Business is in violation of any Law, except for, in each case of clauses (i) and (ii), any violations or notices as would not, individually or in the aggregate, be material to the Business (taken as a whole).
(b)Except as set forth in Section 4.8(b) of the Seller Disclosure Schedule, Seller possesses, as of the Execution Date, and each Target Company will possess (as applicable), following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, all applicable Permits, if any, required to conduct the Business as currently conducted as of the date hereof, except where the failure to have or obtain such Permits would not, individually or in the aggregate, reasonably be expected to be material to the business of any Terminal.  Each such Permit is in full force and effect, and Seller is, as of the Execution Date, and following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, the applicable Target Company is in material compliance with all of their applicable obligations with respect thereto, except as would not, individually or in the aggregate, be material to the Business (taken as a whole).
(c)With respect to the Business, in the past five (5) years, neither Seller nor any Target Company has (i) violated the U.S. Foreign Corrupt Practices Act (the “FCPA”) or applicable Laws relating to money laundering or terrorist financing (collectively, “Anti-Money Laundering Laws”) or (ii) received written notification of any government investigation or enforcement proceeding with respect to compliance with the FCPA or applicable Anti-Money Laundering Laws.
(d)None of Seller, any Target Company or, to the Knowledge of Seller, any of their respective its directors, officers, or employees is a Sanctioned Person.  With respect to the Business, since January 1, 2019, neither Seller nor any Target Company has (i) violated applicable Sanctions and Export Control Laws or (ii) received written notification of any government investigation or enforcement proceeding with respect to violations of applicable Sanctions or Export Control Laws.
Section 4.9Contracts.
(a)Other than Contracts with respect to which the Target Companies will not be bound or have liability after the Closing, Section 4.9(a) of the Seller Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of the following Contracts (including all amendments, restatements, modifications and supplements thereto) with respect to the Business to which Seller is a party:

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(i)any Contract (A) requiring payments, or which resulted in payments during the fiscal year ended December 31, 2021 or (B) reasonably expected to require, or which are reasonably expected to result, in payments during the 2022 fiscal year, in each case, by or to Seller in connection with the Business, in excess of $250,000 per annum;
(ii)any Contract for the future sale of any material assets of the Business (other than in the ordinary course of business consistent with past practice);
(iii)any Affiliate Contracts;
(iv)any (A) Contract that will be transferred to a Target Company in connection with the Pre-Closing Reorganization under which Seller in connection with the Business has created, incurred, assumed or guaranteed any outstanding Indebtedness in excess of $100,000, or (B) Contract relating to the mortgaging or pledging of, or otherwise placing a Lien on, any of its material assets or any of its securities or equity interests, except for Contracts relating to trade receivables;
(v)any swap, exchange, commodity option, financial future or similar derivative or hedging Contract;
(vi)any operation, maintenance and management Contract that is material to the Business (taken as a whole) and is reasonably expected to require payments by Seller in excess of $250,000;
(vii)any Contract under which Seller in connection with the Business is obligated to sell to a third party real or personal property for consideration in excess of $100,000;
(viii)(A) any Real Property Leases involving annual rental payments in excess of $100,000, and (B) any Contract under which Seller in connection with the Business is obligated to lease to or from a third party personal property having annual rental payments in excess of $100,000;
(ix)any Contract relating to the ownership of investments in, or loans or advances to, any Person, including Contracts establishing any joint venture, strategic alliance or other similar collaboration;
(x)any Contract providing for product warranty or repair obligations by a manufacturer or vendor of any assets owned or leased by the Business with a fair market value of more than $100,000;
(xi)any Contract with a Governmental Entity;
(xii)any Contract pursuant to which Intellectual Property is licensed (other than by means of a click-wrap or shrink-wrap license) from any Person exclusively for use in connection with the Business involving license, maintenance, support and other fees, individually or in the aggregate, of $100,000 or more per year, other than confidentiality agreements;

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(xiii)any Contract providing for the co-development with Seller or a Seller Subsidiary of any material Intellectual Property used in the Business, other than confidentiality agreements and employee or contractor invention assignment agreements;
(xiv)any Contract involving take-or-pay arrangements, or “most favored nations” provisions;
(xv)any Contract providing for the deferred payment of any purchase price including any “earn out” or other contingent arrangement;
(xvi)any Contract that grants to any Person a right to purchase (including rights of first refusal, options or similar rights) any material assets of any of the Target Companies;
(xvii)any Contract creating a Lien (other than any Permitted Lien) on any of the Acquired Assets that will not be discharged at or prior to the Closing; and
(xviii)any Contract which contains any covenant which, as of the Execution Date, restricts Seller with respect to the Business, and, as of the Closing, will restrict any Target Company, from competing or engaging in any activity or business, or which restricts (or imposes a cost on) the Seller’s or the Target Companies’ right to solicit for employment or hire any Person, in each case of this clause (xviii), which restriction is (or which Contract is) material to the business of any Terminal other than non-disclosure agreements entered into in connection with Seller’s efforts to sell the Terminals.

The foregoing Contracts are collectively referred to as the “Material Contracts.”

(b)Buyer has been provided with true and correct copies of all Material Contracts.  Each Material Contract (other than a Material Contract that is an Affiliate Contract or will terminate or expire by its terms prior to the Closing): (i) as of the Execution Date, constitutes the valid and binding obligation of Seller, and, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, will constitute the valid and binding obligation of the applicable Target Company; (ii) to the Knowledge of Seller, constitutes the valid and binding obligation of the other parties thereto; and (iii) is in full force and effect in all material respects.  As of the Execution Date, Seller is not, and following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, no Target Company nor, to the Knowledge of Seller, any counterparty is or will be in breach, violation or default (or would be in breach, violation or default but for the existence of a cure period) of any Material Contract in any material respect.  Except as set forth in Section 4.9(b) of the Seller Disclosure Schedule, Seller has not received any written notification, and it has no Knowledge, that any party to any Material Contract intends to terminate, breach, reduce purchases or sales under, renegotiate, or accelerate the maturity or performance of any Material Contract.
Section 4.10Real Property; Ownership of Assets.
(a)Section 4.10(a) of the Seller Disclosure Schedule sets forth a true and complete list of all real property owned in fee and used in the conduct of the Business (the “Owned Real Property”).  Except as set forth in Section 4.10(a) of the Seller Disclosure Schedule or as

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disclosed in public records: (i) following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, the applicable Target Companies will possess fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens; (ii) during Seller’s or the Target Companies’, as applicable, period of ownership of the Owned Real Property, Seller and the Target Companies have not leased or otherwise granted to any Person (other than pursuant to Permitted Liens) the right to use or occupy the Owned Real Property or any portion thereof; and (iii) other than the rights of Buyer pursuant hereto, during the period of Seller’s and the Target Companies’, as applicable, ownership of the Owned Real Property, Seller and the Target Companies have not granted any outstanding options, rights of first offer or rights of first refusal to purchase the Seller’s or the Target Companies’ interest in the Owned Real Property or any portion thereof or interest therein.
(b)Section 4.10(b) of the Seller Disclosure Schedule sets forth a true and complete list of all leased, subleased or licensed real property used in the conduct of the Business (the “Leased Real Property” and the underlying agreements for the Leased Real Property, the “Real Property Leases”).  Except as set forth in Section 4.10(b) of the Seller Disclosure Schedule or otherwise as disclosed of public records or as would not reasonably be expected to be material to the Business (taken as a whole), (i) no default on the part of, as of the Execution Date, Seller or, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, any Target Company exists under any Real Property Leases; and (ii) neither Seller nor any Target Company, as applicable, has subleased, licensed or otherwise granted any Person (other than pursuant to Permitted Liens) the right to use or occupy any of its real estate interest under a Real Property Lease.  Buyer has been provided with true and correct copies of all Real Property Leases.
(c)Seller with respect to the Business has, and, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, each Target Company will have, valid title to, or a valid leasehold interest in, all of their respective tangible personal property, free and clear of all Liens, except for Permitted Liens, and is the sole and exclusive owner of all right, title and leasehold interest in, as applicable, such personal tangible property and no Person (other than the applicable Target Company) owns or has an interest in, or option or other right (contingent or otherwise), including a right of first refusal or a right of first offer, in or on any such tangible property.  Except as set forth in Section 4.10(c) of the Seller Disclosure Schedule, other than any personal property not currently used in the ordinary course of business, except as would not reasonably be expected, individually or in the aggregate, to be material to the Business (taken as a whole) each item of tangible personal property owned by Seller, and, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, the Target Companies, is in good working order and repair (taking its age and ordinary wear and tear into account), has been operated and maintained in the ordinary course of business and remains suitable for continuing use consistent with its primary use.  Seller and the Target Companies have not deferred material maintenance of any such item in contemplation of the transactions contemplated hereby.
Section 4.11Employee Matters.
(a)Section 4.11(a)(i) of the Seller Disclosure Schedule contains a true and complete list, as of the Execution Date, of each Benefit Plan.  Except as set forth in Section

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4.11(a)(ii) of the Seller Disclosure Schedule, with respect to each Benefit Plan, Seller has made available to Buyer copies of all plan documents and material amendments thereto or a written summary of the material terms thereof.  No liabilities under any of the Benefit Plans will be transferred to the Target Companies in connection with the consummation of the Pre-Closing Reorganization, except as set forth in Section 6.7.
(b)Each Benefit Plan (and any related trust or other funding vehicle) has been maintained, operated and administered in compliance with applicable Laws and with the terms of such Benefit Plan (including the making of any required contributions), except where the failure to so comply would not reasonably be expected to result in material liability to any Target Company.
(c)No Benefit Plan is subject to Section 302 or 303 or Title IV of ERISA or Section 412 or 430 of the Code or is otherwise a defined benefit pension plan.  No Benefit Plan provides health, medical or other welfare benefits coverage after retirement or other termination of employment to any Business Employee (other than for continuation coverage under Section 4980B of the Code).  Upon consummation of the Pre-Closing Reorganization, no Target Company or any Affiliate thereof will incur any withdrawal liability under Title IV of ERISA that will remain unsatisfied following completion of the Pre-Closing Reorganization and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby could reasonably be expected to result in the incurrence of any such withdrawal liability by a Target Company or any Affiliate thereof.
(d)Except as set forth in Section 4.11(d) of the Seller Disclosure Schedule, none of the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby (alone or in combination with any other event, including any termination of employment on or following the Closing), including consummation of the Pre-Closing Reorganization, will (i) entitle any Business Employee to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Benefit Plan or (iii) result in any breach or violation of, or default under, or limit any rights to amend, modify or terminate, any Benefit Plan.
(e)Except as set forth in Section 4.11(e) of the Seller Disclosure Schedule, no Target Company or any Affiliate thereof is a party to any collective bargaining agreement with any labor union relating to the Business (each, a “Labor Agreement”).  Except as set forth in Section 4.11(e) of the Seller Disclosure Schedule, within the last five (5) years, there have been no strikes, lockouts or other material labor stoppages involving the Business Employees, nor are any strikes, lockouts or other material labor stoppages pending or, to the Knowledge of Seller, threatened by the Business Employees.  With respect to the Business, as of the Execution Date, Seller and its Affiliates are in compliance in all material respects with all Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings and mass layoffs, wages and hours, equal employment opportunity, nondiscrimination, employment and reemployment rights of members of the uniformed services and classification of workers as employees or independent contractors, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole).

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(f)Except as set forth in Section 4.11(a) of the Seller Disclosure Schedule, there are no written employment Contracts (excluding offer letters that do not provide a right to severance benefits or guaranteed bonuses or guaranteed benefits other than as may be set forth in a Labor Agreement) related to any Business Employee and no material consulting Contracts to which a Target Company is a party.
(g)Except as set forth in Section 4.11(g) of the Seller Disclosure Schedule, no Business Employee holds a right of redemption of equity interests in any of the Target Companies in connection with the termination of their employment pursuant to the terms of award agreements governing such equity interests.
Section 4.12Environmental Matters.
(a)Except as set forth in Section 4.12 of the Seller Disclosure Schedule or as would not reasonably be expected to be material to the Business (taken as a whole):
(i)since January 1, 2019, the Business has not been operated in violation of any Environmental Law or Permits required under Environmental Law, and Seller, as of the Execution Date, and, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, Seller and the Target Companies have not received any written notice, which remains uncured, from any Governmental Entity alleging that the Business has been operated in violation of any Environmental Law;
(ii)Seller possesses, as of the Execution Date, and the Target Companies will possess, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, all Permits required under applicable Environmental Laws to conduct the Business as currently conducted and operated on the Execution Date and each such Permit is in full force and effect and Seller is, as of the Execution Date, and, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, the applicable Target Company will be, in compliance with all applicable obligations with respect thereto;
(iii)(A) the Business is not subject to any outstanding Governmental Order pursuant to any Environmental Law, and (B) Seller is not, as of the Execution Date, and, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, Seller and the Target Companies will not be, in receipt of any written notice, pending complaint or claim seeking to impose an Environmental Liability against Seller or the Target Companies, as applicable, which arises from the operation of the Business or otherwise relates to the Business or any of the Terminals;
(iv)Seller has not, as of the Execution Date, and, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, neither Seller nor any Target Company will have arranged for the disposal of, consented to the disposal of or Released any Hazardous Substances as a result of the operation of the Business in a manner that would reasonably be expected to give rise to Environmental Liability for Seller or any Target Company, as applicable;

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(v)Neither Seller nor any Target Company (as applicable) is subject to any pending or, to the Knowledge of Seller, threatened Claims, relating to alleged exposure to Hazardous Substances in relation to the Seller’s or Target Company’s ownership or operation of any Terminal, nor does Seller have Knowledge of any facts or circumstances reasonably likely to form the basis of any such Claim that would, if brought or initiated, be material to the Business (taken as a whole); and
(vi)since January 1, 2019, (A) there has been no Release on, to, from or under any Acquired Asset by Seller or any Target Company in violation of applicable Environmental Laws, and (B) neither Seller nor any Target Company has received written notice of any actual or potential Liability arising under Environmental Law with respect to a Release at any third-party location or responsibility for any remedial action at any such third-party location, in each case of clauses (A) and (B), solely in relation to the Business or with respect to any of the Acquired Assets.
(b)Seller has made available to Buyer true, complete and correct copies of all (i) Permits required under Environmental Laws for the operation of the Business, and (ii) material and non-privileged third-party (A) environmental site assessments, (B) compliance audits, (C) air, soil or groundwater sampling or testing results, and (D) tank integrity inspection reports, in each case relating to the operation or environmental condition of the Terminals or the presence of Hazardous Substances at the Owned Real Property or Leased Real Property, prepared within the past three (3) years prior to the date hereof, that are in Seller’s possession or control.
Section 4.13Taxes.  Except as set forth in Section 4.13 of the Seller Disclosure Schedule: (i) all Tax Returns required to be filed with respect to the Business and, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, each Target Company have been filed when due, taking into account all permitted extensions, in accordance with applicable Law in all material respects; (ii) all material amounts of Taxes due and payable with respect to the Business and, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, each Target Company have been paid within the time required by Law; (iii) there is no action, suit, proceeding, investigation, audit or claim now pending with respect to any material Tax with respect to the Business or, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, each Target Company; (iv) there are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes with respect to the Business or, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, each Target Company (other than automatic extensions arising from an extension of the due date for filing a Tax Return); (v) Seller has and, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, each Target Company will have timely and properly collected, withheld and remitted to the Taxing Authority to whom such payment is due all material amounts required by Law to be collected or withheld by them for the payment of Taxes; (vi) there are no liens for any Taxes upon the assets of the Business other than Permitted Liens; (vii) for U.S. federal income tax purposes, each of the Target Companies (following its formation) is and has been since its formation, properly treated as an entity disregarded as an entity separate from its owner; (viii) following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, none of the Target Companies will have participated in a “listed transaction” within the

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meaning of Treasury Regulation Section 1.6011-4(b)(2) or, within the prior two (2) years, in a transaction intended to qualify under Section 355 of the Code; (ix) neither Seller is nor, following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, any Target Company will be a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements; (x) following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, no Target Company will have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign applicable Tax law), or as a transferee or successor, (xi) to the Knowledge of Seller, all the property of the Business or following the consummation of the Pre-Closing Reorganization and as of immediately prior to the Closing, a Target Company that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to December 31, 2021 and no portion of any such property constitutes omitted property for property tax purposes, and (xii) the aggregate amount of the unpaid Tax Liabilities of the Business for all Tax periods (or portions thereof) ending on or before the date of the Balance Sheet Date are reflected on the Financial Statements (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income).

Section 4.14Brokers.  Neither Buyer nor any of the Target Companies will have any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document to which Seller is a party.
Section 4.15Affiliate Contracts; Intercompany Accounts.  Except as set forth in Section 4.15 of the Seller Disclosure Schedule, there are no Affiliate Contracts or Intercompany Accounts that will continue in effect subsequent to the Closing.
Section 4.16Insurance.  Section 4.16(i) of the Seller Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of all material insurance policies with respect to the Business (collectively, the “Insurance Policies”) and all such Insurance Policies will be in place as of immediately prior to the Closing. Such Insurance Policies are in full force and effect and binding and all premiums due prior to the Execution Date on such Insurance Policies have been paid and any such payments coming due and payable on or prior to the Closing Date shall be paid in full.  No written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination, nor any written notice of breach or default under any Insurance Policy, has been received by Seller, and no such Claim has been threatened to Seller’s Knowledge, and no repudiation of any material portion of an Insurance Policy by any party has occurred.  Except as set forth in Section 4.16(ii) of the Seller Disclosure Schedule, no material claim relating to the Business or the Acquired Assets is outstanding under any Insurance Policy.  The Seller has made available to Buyer true, complete and correct copies of all such Insurance Policies in Seller’s possession, including any extension, renewal or replacement thereof with comparable insurance policies.  Such policies are sufficient for compliance with the minimum stated requirements under all Material Contracts and applicable Laws.  Except as set forth in Section 4.16(iii) of the Seller Disclosure Schedule, neither Seller nor any Target Company has been denied coverage, nor has the amount of such coverage been in dispute, regarding any material claim relating to the Business or the Acquired Assets under any such Insurance Policy or any other insurance policy during the prior two (2) years.
Section 4.17Intellectual Property.

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(a)Section 4.17(a) of the Seller Disclosure Schedule sets forth a true and complete list of, except for the Seller Marks, each patent, trademark or copyright exclusively used in the conduct of the Business as of the date hereof, in each case, for which applications have been filed or for which trademark or copyright registrations or issued patents have been obtained, whether in the United States or internationally.  Except as indicated therein, all of the items listed in Section 4.17(a) of the Seller Disclosure Schedule are, as of the Execution Date, subsisting and in full force, have not expired or been cancelled, abandoned or otherwise terminated and are valid and enforceable.
(b)Except as would not reasonably be expected to be material to the Business (taken as a whole), as of the date hereof, none of the items listed in Section 4.17(a) of the Seller Disclosure Schedule are the subject of any Claim before any Governmental Entity challenging the ownership, validity or enforceability thereof.  Neither the Seller, nor any of the Target Companies is a party or otherwise bound by any settlement agreement which would be reasonably likely in the future to materially impede the use of any Intellectual Property in the conduct of the Business (taken as a whole).
(c)Except as set forth in Section 4.17(c) of the Seller Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect except for the Seller Marks, following the consummation of the Pre-Closing Reorganization and of immediately prior to the Closing, the Target Companies will own or have licenses or rights to use, together with the rights under the Transition Services Agreement, all Intellectual Property reasonably required upon the Closing to operate the Business as currently operated.

Except as set forth in Section 4.17 of the Seller Disclosure Schedule or as would not reasonably be expected to be material to the Business (taken as a whole), neither Seller nor any Target Company has since December 31, 2019, (i) infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person in connection with the operation of the Business, (ii) made any written claim to a Person alleging that such Person has infringed or otherwise violated Intellectual Property rights with respect to the Business or (iii) received any unresolved written threat of a Claim from any Person, or been party to any unresolved proceeding, alleging that it has infringed or otherwise violated any Intellectual Property of any Person in connection with the operation of the Business.

Section 4.18Exclusive Representations and Warranties.  The representations and warranties made in this Article IV, Article III and CONFIRMED IN the seller’s certificate (as qualified by the Seller Disclosure Schedule) are the exclusive representations and warranties made by Seller with respect to the Business and the Target Companies, including the assets of each of them, or the subject matter of this Agreement, except AS EXPRESSLY SET FORTH IN THE OTHER TRANSACTION DOCUMENTS (SOLELY TO THE EXTENT SET FORTH THEREIN AND WITH RESPECT THERETO), AND OTHER THAN AS SET FORTH IN Article III, Article IV OR CONFIRMED IN THE SELLER’S CERTIFICATE (OR AS SET FORTH IN THE OTHER TRANSACTION DOCUMENTS, SOLELY TO THE EXTENT SET FORTH THEREIN AND WITH RESPECT THERETO), (i) Seller hereby disclaims any other express or implied representations or warranties made by any Person with respect to

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the Business or the Target Companies or with respect to the subject matter of this Agreement, (ii) the condition of the assets of the Business and the Target Companies shall be “as is” and “where is” and Seller makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the assets of the Business or the Target Companies or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent, and (iii) Seller is not, directly or indirectly, and no other Person on behalf of Seller is, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Business or the Target Companies.  Except as otherwise expressly set forth in this Agreement (including the representations and warranties set forth in this Article IV, Article III and the Seller Disclosure Schedule relating thereto) or CONFIRMED IN the seller’s certificate OR THE OTHER TRANSACTION DOCUMENTS, it is understood that any other materials, including any due diligence materials, made available to Buyer or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller or its Affiliates or their respective Representatives.

Article V

Representations and Warranties of Buyer

Except as disclosed in Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller the following:

Section 5.1Organization and Existence.  Buyer has all requisite power and authority required to enter into this Agreement and the other Transaction Documents to which it is a party and consummate the transactions contemplated hereby.  Buyer is a Delaware limited partnership duly organized, validly existing and in good standing in its jurisdiction of formation.  Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder or under any other Transaction Document to which it is a party makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder under any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby.
Section 5.2Authorization.  The execution, delivery and performance by Buyer of this Agreement and all other Transaction Documents to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Buyer.  This Agreement and the other Transaction Documents to which Buyer is a party have been, or will be when delivered, has been duly executed and delivered by Buyer and constitute, or will constitute when delivered (assuming the due execution and

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delivery by each of the other counterparties thereto), a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.3Consents.  No Consent of, or Filing with, any Governmental Entity which has not been obtained or made by Buyer is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby, other than (a) Buyer’s Required Consents and (b) the Consents and Filings the failure of which to obtain or make would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
Section 5.4Non-Contravention.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party by Buyer does not, and, subject to obtaining Buyer’s Required Consents, the consummation by Buyer of the transactions contemplated hereby and thereby will not contravene or violate any provision of (a) the Organizational Documents of Buyer, (b) any material Contract to which Buyer is a party or by which Buyer is bound, or result in the termination or acceleration thereof, or entitle any party to accelerate any obligation or indebtedness thereunder, or (c) any Law to which Buyer is subject or by which any property or asset of Buyer is bound or affected except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which Buyer is a party.
Section 5.5Litigation.  There are no Claims pending or, to Buyer’s Knowledge, threatened, against or otherwise relating to Buyer or any of its Affiliates before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or under any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby.  Neither Buyer nor any of its Affiliates is subject to any Governmental Order that prohibits the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which Buyer is a party or would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby.
Section 5.6Compliance with Laws.  Buyer is not in violation of any Law, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
Section 5.7Brokers.  None of Buyer or any of its Affiliates have any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this

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Agreement or any other Transaction Document to which Buyer is a party for which Seller or its Affiliates could become liable or obliged.

Section 5.8Investment Intent.  Buyer acknowledges that neither the offer nor the sale of the Interests has been registered under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities laws.  Buyer is acquiring the Interests for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state or foreign securities laws and with no present intention of distributing or reselling any part thereof.  Buyer will not distribute or resell any of the Interests in violation of any such laws.
Section 5.9Available Funds; Source of Funds.  Buyer has, or will have at the Closing, sufficient cash or other sources of immediately available funds to pay in cash the Estimated Purchase Price in accordance with Article II and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement.  Buyer represents and warrants that all funds paid to Seller shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.
Section 5.10Investigation.  Buyer is a sophisticated entity, knowledgeable about the industry in which the Business operates, experienced in investments in such businesses and able to bear the economic risk associated with the purchase of the Interests.  Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of interests of the type contemplated in this Agreement, as well as knowledge of the Business and its operations in particular, and has independently made its own analysis and decision to enter into this Agreement.  Buyer has had full access to all documents made available to Buyer in the electronic data-room established by Seller, for purposes of conducting Buyer’s due diligence investigation of the Business.
Section 5.11Disclaimer Regarding Projections.  Buyer may be in possession of certain projections and other forecasts regarding the Business, including projected financial statements, cash flow items and other data and certain business plan information.  Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly are not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and Buyer shall not have any claim against any Person with respect thereto.  Accordingly, Buyer acknowledges that, without limiting the generality of Section 3.8 or Section 4.18 (which such Sections Buyer hereby acknowledges for all purposes), neither Seller nor any of their Affiliates, Representatives, agents or advisors has made any representation or warranty with respect to such projections and other forecasts and plans.
Section 5.12Legal Impediments.  To the Knowledge of Buyer, there are no facts relating to Buyer, any applicable Law or any Contract to which Buyer is a party that would disqualify Buyer from obtaining control of the Interests or that would prevent, delay or limit the ability of Buyer to perform its obligations hereunder or to consummate the transactions contemplated hereby.

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Section 5.13Exclusive Representations or Warranties.  Buyer acknowledges and agrees that (other than as expressly set forth in any of the other transaction documents and then solely to the extent set forth therein and with respect thereto) (a) the representations and warranties made in Article III, Article IV and CONFIRMED IN the seller’s certificate (as qualified by the Seller Disclosure Schedule) are the exclusive representations and warranties made by Seller with respect to the Business, including the assets of the Business, or the subject matter of this Agreement, (b) other than as set forth in Article III, Article IV and CONFIRMED IN the seller’s certificate, Seller has disclaimed (and buyer has not relied on) any other express or implied representations or warranties made by any Person with respect to the Business or with respect to the subject matter of this Agreement, (c) other than as set forth in Article III, Article IV and CONFIRMED IN the seller’s certificate, the condition of the assets of the Business shall be “as is” and “where is” and Seller makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the assets of the Business or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent, and (d) Seller is not, directly or indirectly, and no other Person on behalf of Seller is, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Business.  Except as otherwise expressly set forth in this Agreement (including the representations and warranties set forth in Article III and in Article IV and the Seller Disclosure Schedule relating thereto) or in any other transaction document (SOLELY TO THE EXTENT SET FORTH THEREIN AND WITH RESPECT THERETO), Buyer agrees that any other materials, including any due diligence materials, made available to Buyer or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller or its Affiliates or their respective Representatives.
Article VI

Covenants
Section 6.1Information Pending Closing.  From the Execution Date through the Closing (the “Interim Period”), Seller shall, and shall cause its Subsidiaries to, permit Buyer and its Representatives to have reasonable access to the properties and to the Seller’s and its Subsidiaries’ books and records of the Target Companies and the Business during normal business hours in connection with matters expressly contemplated by this Agreement; provided that such access shall only be upon reasonable advance written notice and shall not disrupt personnel and operations of Seller or, following the formation thereof, the Target Companies and shall be at Buyer’s sole cost and expense; provided, further, that, none of Buyer, its Affiliates or their respective

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Representatives shall conduct any environmental site assessment, compliance evaluation or investigation with respect to any property of the Business without the prior written consent of Seller (which consent may be withheld at Seller’s sole and absolute discretion) and without ongoing consultation with Seller with respect to any such activity (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted).  All requests for access to the offices, properties, books and records of the Seller or the Target Companies related to the Business shall be made in writing to such Representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.  It is further agreed that none of Buyer, its Affiliates or their respective Representatives shall, prior to the Closing, contact any of the employees, customers, suppliers, distributors, contractors, lenders, agents or parties (or Representatives of any of the foregoing) that have business relationships with Seller, its Subsidiaries, the Target Companies or any Governmental Entity, in connection with the transactions contemplated hereby, without the prior written consent of Seller. Any access to the offices, properties, books and records of Seller and its Subsidiaries shall be subject to the following additional limitations: (i) Buyer, its Affiliates, and their respective Representatives, as applicable, shall give Seller written notice of at least two (2) Business Days prior to conducting any inspections or communicating with any third party relating to any property of Seller or its Subsidiaries, and a Representative of Seller shall have the right to be present when Buyer, its Affiliates or their respective Representatives conducts its or their investigations on such property; and (ii) Buyer, its Affiliates, and their respective Representatives, as applicable, shall: (A) use commercially reasonable efforts to perform all on-site reviews and all communications with any Person in an expeditious and efficient manner; and (B) BE LIABLE TO AND TO INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLER AND ITS AFFILIATES, DIRECTORS, OFFICERS, AND EMPLOYEES FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, AND CAUSES OF ACTION FOR PERSONAL INJURY, DEATH, OR PROPERTY DAMAGE OCCURRING AS A DIRECT RESULT PRIMARILY OF BUYER’S OR ANY OF ITS REPRESENTATIVES’ ACCESS TO THE BOOKS AND RECORDS, OFFICES, AND PROPERTIES OF THE BUSINESS; PROVIDED, HOWEVER, THAT SUCH INDEMNITY WILL NOT APPLY (1) TO THE EXTENT THAT ANY SUCH LIABILITIES, CLAIMS, OR CAUSES OF ACTION ARISE OUT OF THE NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, OR EMPLOYEES, OR (2) THE MERE DISCOVERY BY BUYER OR ITS REPRESENTATIVES OF ANY PRE-EXISTING CONDITION AT A TERMINAL, PROVIDED THAT BUYER OR ITS REPRESENTATIVES WAS OTHERWISE ACTING IN COMPLIANCE WITH THE TERMS OF THIS AGREEMENT AT THE TIME OF, AND IN CONNECTION WITH, THE DISCOVERY, AND PROVIDED THAT BUYER OR ITS REPRESENTATIVES DID NOT MATERIALLY EXACERBATE SUCH PRE-EXISTING CONDITION AND, IN SUCH CASE, THEN SUCH INDEMNIFICATION OBLIGATION SHALL APPLY ONLY TO THE EXTENT OF SUCH EXACERBATION.  The foregoing indemnification obligation shall survive the Closing or termination of this Agreement.  Notwithstanding anything herein to the contrary, Seller shall not be required to provide any access or information to Buyer, its Affiliates or any of their respective Representatives, whether during the Interim Period or from and after the Closing, which Seller reasonably believes that it or its Subsidiaries are prohibited from providing to Buyer, its Affiliates or their respective Representatives by reason of applicable Law, which constitutes or allows access to information protected by attorney-client privilege, or which Seller, its Subsidiaries or their Affiliates are

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required to keep confidential or prevent access to by reason of any Contract with a third party or which would otherwise expose Seller, its Subsidiaries or their Affiliates to a material risk of Liability.  For the avoidance of doubt, all information provided by Seller and its Subsidiaries pursuant to this Section 6.1 shall be subject to the Confidentiality Agreement.

Section 6.2Conduct of Business Pending the Closing.
(a)During the Interim Period, Seller shall, and shall cause its Subsidiaries to, with respect to the Business: (i) operate in the ordinary course of business and (ii) use its commercially reasonable efforts to (A) preserve, maintain and protect the assets and properties of the Business consistent with past practice in substantially the same condition as they were on the Execution Date, subject to reasonable wear and tear, and (B) maintain the Permits of the Business.  Without limiting the foregoing, except as otherwise contemplated by this Agreement or set forth in Section 6.2 of the Seller Disclosure Schedule or in connection with the Pre-Closing Reorganization or as consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, during the Interim Period, with respect to the Business, Seller will not, and will cause its Subsidiaries not to, do the following with respect to the Business and the Target Companies:
(i)sell, transfer, convey, abandon, cancel or otherwise dispose of any material assets (other than (A) in the ordinary course of business consistent with past practices, (B) sales, transfers, conveyances, abandonments, cancellations or dispositions of obsolete fixtures, equipment and personal property, (C) with respect to the Pre-Closing Reorganization in accordance with the Reorganization Steps Plan or (D) any distribution of Cash Equivalents prior to the Measurement Time);
(ii)acquire, lease or dispose of any material equipment (other than in the ordinary course of business consistent with past practices);
(iii)merge or consolidate the Business with any other Person or cause the Business to acquire all or substantially all of the assets of any other Person (other than in connection with the Pre-Closing Reorganization in accordance with the Reorganization Steps Plan);
(iv)except in the ordinary course of business (including in connection with the Pre-Closing Reorganization or as required by applicable Contract or Law), enter into, terminate, materially amend, fail to seek renewal (if not otherwise in evergreen status) of, grant any waiver of any material term under, grant any material consent with respect to, or fail to comply in any material respect with, any Material Contract, or Contract that would be a Material Contract if in existence on the Execution Date;
(v)issue, reserve for issuance, pledge or otherwise encumber, redeem or sell, or enter into any arrangement to do any of the foregoing, with respect to any of its respective equity interests, other than (A) the redemption of equity interests held by Business Employees in connection with the termination of their employment pursuant to the terms of award agreements governing such equity interests, (B) to the extent required

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to complete the Pre-Closing Reorganization or (C) in connection with the Indebtedness contemplated by Section 6.2(a)(xiv);
(vi)except to the extent required to complete the Pre-Closing Reorganization in accordance with the Reorganization Steps Plan, liquidate, dissolve or otherwise wind up its business or operations;
(vii)purchase any equity interests of any Person other than the redemption of any equity interests held by Business Employees in connection with the termination of their employment pursuant to the terms of award agreements governing such equity interests;
(viii)other than in connection with the Indebtedness contemplated by Section 6.2(a)(xiv), materially amend or modify its Organizational Documents;
(ix)except as required by changes in applicable Law or changes in GAAP, change any material accounting method;
(x)fail to maintain books and records in accordance with past practice;
(xi)effect any recapitalization, reclassification or other change in the capitalization of the Business, except to the extent required to complete the Pre-Closing Reorganization in accordance with the Reorganization Steps Plan;
(xii)except in the ordinary course of business, acquire any material assets;
(xiii)engage in any material new line of business;
(xiv)other than any Indebtedness that will be repaid and extinguished at or prior to the Measurement Time, create, incur or assume any Indebtedness;
(xv)settle or compromise any Claim, in each case, in an amount in excess of $500,000;
(xvi)make any capital expenditure or similar commitments for which Buyer will have liability following the Closing Date, other than capital expenditures contemplated by the capital expenditures plan set forth on Section 6.2(a)(xvi) of the Seller Disclosure Schedule or, to the extent not contemplated by such plan, capital expenditures reasonably required in response to an emergency to preserve life, assets, property or the environment (provided that Seller shall inform Buyer reasonably promptly of expenditures in connection with any such emergency situations);
(xvii)mortgage, pledge or subject to any Lien (other than a Permitted Lien) any of the assets comprising the Business that will not be repaid and extinguished at or prior to the Closing;
(xviii)cancel or terminate coverage under any Insurance Policy other than (A) in connection with obtaining any replacement Insurance Policy providing substantially similar coverage or (B) in the ordinary course of business;

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(xix)increase the compensation, bonus, commissions, or fee arrangements payable or to become payable to its employees, except in the ordinary course of business consistent with past practices;
(xx)materially amend or modify the Organizational Documents of any Target Company;
(xxi)settle or compromise any material liability for Taxes of the Business or a Target Company, amend any material Tax Return of a Target Company, adopt or change in any material respect any method of accounting for Tax purposes of a Target Company, make any material Tax election for a Target Company, or enter into any closing agreement with respect to any material Tax with respect to the Business or a Target Company, except, in each case, as required by Law; or
(xxii)agree or commit to do any of the foregoing.
(b)Notwithstanding Section 6.2(a) or any other provision herein (and without resulting in a breach of Section 6.2(a) or any other provision herein), Seller and Seller’s Subsidiaries may take (i) commercially reasonable actions (whether or not permitted by Section 6.2(a)) with respect to emergency situations or to comply with applicable Laws, including with respect to COVID-19, and (ii) any actions in connection with the operation of the Gulf Marketing Business (and, for purposes of certainty, nothing in this Agreement, including Section 6.2(a), shall be deemed to restrict any such action, or require Seller or its Subsidiaries to take any action, with respect to the Gulf Marketing Business).  If Seller or Seller’s Subsidiaries take any material actions pursuant to item (i) of this Section 6.2(b), they shall notify Buyer of same as soon as reasonably practical.
(c)Nothing contained in this Section 6.2 is intended to give Buyer the right to control or direct the operations of the Business prior to the Closing.  Prior to the Closing, Seller shall exercise complete control and supervision with respect to the Business.
Section 6.3Tax Matters.
(a)Tax Allocation.  For purposes of calculating Net Working Capital or as is otherwise necessary or relevant for purposes of this Agreement (a) the amount of any Taxes other than ad valorem or property Taxes of a Target Company for the Pre-Closing Period will be determined based on an interim closing of the books as of the end of the Closing Date, provided that any exemptions or allowances calculated on an annual basis (such as for depreciation or amortization) shall be apportioned in the manner described in clause (b) of this sentence, and (b) the amount of ad valorem or property Taxes of any Target Company that relates to the Pre-Closing Period will be deemed to be the amount of such Tax for the entire taxable period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such taxable period.
(b)Cooperation.  Subject to the other provisions of this Section 6.3, Buyer and Seller shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, in good faith and as and to the extent reasonably requested by any Party, in connection with the preparation

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and filing of Tax Returns and any audit, assessment, litigation, contest or other proceeding relating to Taxes imposed on or with respect to the assets, operations or activities of any Business or any Target Company (a “Tax Contest”).  Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The requesting Party shall reimburse the cooperating Parties for all reasonable costs and documented, out-of-pocket expenses incurred by such cooperating Parties.
(c)Transfer Taxes.  The Party primarily responsible under applicable Law for the filing of any Transfer Taxes shall be responsible for the timely filing of all such Tax Returns and payment of such Transfer Taxes, subject to reimbursement (if applicable) pursuant to the following sentence.  Seller shall bear the cost of all Transfer Taxes related to the Pre-Closing Reorganization, and the Parties shall equally bear the cost of all other Transfer Taxes, and shall each indemnify, defend and hold harmless the other Party and their respective Affiliates from and against any and all liability for the payment of such Party’s share of such Transfer Taxes.
(d)Purchase Price Allocation.  The Parties acknowledge and agree that, for U.S. federal income Tax purposes and applicable state and local income Tax purposes, the transfer of the Interests pursuant to this Agreement in exchange for the Purchase Price shall be treated as an asset purchase.  Not later than sixty (60) days after the final determination of Purchase Price pursuant to Section 2.5(b), Seller shall prepare and deliver to Buyer an allocation schedule setting forth Seller’s determination of the allocation of the Purchase Price and assumed (or deemed assumed) obligations to the extent properly taken into account under the Code among the assets of the Target Companies that complies with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”).  Seller and Buyer shall work in good faith to resolve any disputes relating to the Allocation within thirty (30) days after receipt of Seller’s proposal.  If Seller and Buyer are unable to resolve any such dispute, such dispute shall be resolved promptly by the Independent Accountants, the costs of which shall be borne equally by Seller, on the one hand, and Buyer, on the other hand.  Seller and Buyer shall use commercially reasonable efforts in good faith to update the Allocation in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder following any adjustment to the allocable Purchase Price or any other amounts constituting consideration for U.S. federal income Tax purposes pursuant to this Agreement.  Seller and Buyer shall, and shall cause their Affiliates to, report consistently with the Allocation in all Tax Returns, and none of the Parties shall take any position in any Tax Return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code (or analogous provision of state or local Tax Law) or with the consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed.  Each of Seller and Buyer agrees to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation, to the extent that such Seller or Buyer has knowledge of such audit, controversy or litigation; provided that nothing in this Section 6.3 shall require any of the Parties to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging the Allocation.  Notwithstanding the foregoing, the Allocation is not established necessarily for financial or accounting purposes other than for tax accounting.

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(e)Withholding.  Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  If Buyer determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement (other than with respect to Seller’s failure to timely deliver the IRS Form W-9 pursuant to Section 2.4(a)(iii)), Buyer shall provide notice to Seller no less than fifteen (15) days prior to the date on which such payment is to be made, with a written explanation substantiating the requirement to so withhold and shall cooperate in good faith with Seller to eliminate or reduce any such withholding or deduction to the extent permitted by Law.  Buyer shall promptly remit all withheld amounts to the applicable Taxing Authority in accordance with applicable Law.  Any amounts that are so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which the deduction and withholding was made.
Section 6.4Confidentiality; Publicity.
(a)Buyer acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of a confidentiality agreement, dated as of August 29, 2022, between Buyer and ArcLight Capital Partners, LLC (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business.
(b)None of Seller, Buyer nor any of their respective Affiliates shall make any public announcement or issue any public communication (including announcements or communications to Business Employees and interviews with the media) regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior written consent of Seller or Buyer, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including rules of any national securities exchange), in which case Seller or Buyer, as applicable, shall use commercially reasonable efforts to coordinate or communicate such announcement or communication with Seller or Buyer, as applicable, prior to announcement or issuance.
Section 6.5Post-Closing Books and Records; Financial Statements.  As of the Closing, Seller and its Affiliates shall be entitled to retain copies (at Seller’s sole cost and expense) of any such books, records and other documents which pertain solely to the ownership or operation of the Business or the Target Companies.  Buyer shall, and shall cause the Target Companies and their respective Subsidiaries to, retain, for at least seven (7) years after the Closing Date, all books, records and other documents pertaining to the Business that relate to the period prior to the Closing Date, except for Tax Returns and supporting documentation relating to the Business or the Target Companies’ assets which shall be retained until sixty (60) days after the date required by applicable Law, and to make the same available after the Closing Date for inspection and copying by Seller (or its Representatives), during regular business hours without significant disruption to the applicable Target Company’s business and upon reasonable request and upon reasonable advance notice.  At and after the expiration of such period, if Seller, its Subsidiaries or any of their Affiliates have previously requested in writing that such books and records be preserved, Buyer shall, and

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shall cause the applicable Target Company (to the extent within its powers as an equity holder thereof) to, either preserve such books and records for such reasonable period as may be requested by Seller or transfer such books and records to Seller or its designated Affiliates at Seller’s expense.

Section 6.6Expenses.  Except as otherwise provided in this Agreement (including Section 6.3(c), Section 6.8(c), Section 6.11 and Section 6.13), whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including any fees, expenses or other payments incurred or owed by a Party to any brokers, financial or legal advisors or comparable other persons retained or employed by such Party in connection with the transactions contemplated by this Agreement.
Section 6.7Employee Matters.
(a)Transfer of Employment.  Subject to background checks as provided below, Buyer shall extend a written offer of employment to each Business Employee, and shall hire (effective as of the Closing Date) each Business Employee who accepts such offer, at the same base compensation and in substantially the same job title, in each case as provided by Seller or one of its Affiliates immediately prior to the Closing Date, and otherwise on terms and conditions of employment that satisfy the requirements of this Section 6.7.  Each Business Employee shall receive such offer of employment from Buyer at least fifteen (15) days prior to the Closing Date, or such earlier time as may be required by applicable Law or the terms of any Labor Agreement.  Prior to extending an offer of employment to a Business Employee, Buyer may, upon receipt of written authorization from the Business Employee, perform, at Buyer’s sole cost and expense, a customary background check, subject to any requirements, restrictions or limitations as may be provided in, or any negotiations that may be required under, any applicable Labor Agreement, and further subject to applicable Law. Each Business Employee will be deemed to accept such offer of employment unless he or she affirmatively rejects the offer in writing.  Effective as of 12:01 a.m. on the Closing Date, each Continuing Employee will be deemed to have terminated employment with Seller or its Affiliates, as applicable, and will commence employment with and will become an employee of Buyer or one of its Affiliates.  Buyer and Seller intend that the transactions contemplated by this Agreement shall not result in a severance-qualifying termination of employment of any Continuing Employee prior to or upon the consummation of the transactions contemplated by this Agreement and that the Continuing Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date.
(b)Accrued Vacation and Incentive Plans.  To the extent not paid by Seller, Buyer or its Affiliates will assume all obligations with respect to accrued vacation and paid time off for the Continuing Employees and for annual incentive and bonus awards for Continuing Employees for the performance year during which the Closing occurs.
(c)Employee Liabilities; Benefit Plans.  Effective as of the Closing Date, Buyer will assume all liabilities to or with respect to the Continuing Employees, other than liabilities under the Benefit Plans, except as provided in Section 6.7(b).  As of 12:01 a.m. on the Closing Date, the Continuing Employees will cease participation as active employees in the Benefit Plans and will commence participation in employee benefit plans of the Buyer or its

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Affiliates, provided, however, that any Business Employees who have commenced a disability leave of absence prior to the Closing Date and who were eligible for coverage under Seller’s long-term disability plan as of the date of the event giving rise to such disability leave will remain eligible for coverage under the Seller’s long-term disability plan.  Except as expressly set forth in this Agreement, Buyer will not assume or receive any assets or liabilities of any Benefit Plan.  To the extent that a Continuing Employee was a participant in a Benefit Plan of Seller or its Affiliates, such Benefit Plans shall be responsible for providing benefits (including medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits) to any participating Continuing Employees only for claims incurred prior to the Closing Date under and subject to the generally applicable terms and conditions of such plans.  As of the Closing Date, Buyer shall designate a tax-qualified defined contribution retirement plan of Buyer (such plan, the “Buyer Savings Plan”) that will provide for the receipt from the Continuing Employees of “eligible rollover distributions” (as such term is defined in Section 401(a)(31) of the Internal Revenue Code, including notes representing plan loans) and will reasonably cooperate with Seller and the Continuing Employees to allow such Continuing Employees to rollover their account balances (including notes representing plan loans) to the Buyer Savings Plan.
(d)Continuation of Compensation and Benefits.  For a period of not less than one (1) year following the Closing Date, Buyer shall, or shall cause the Target Companies to, provide each Continuing Employee with: (i) annual base salary or wages and cash bonuses that are no less than the annual base salary, wages and cash bonuses, respectively, provided to such Continuing Employee immediately prior to the Closing Date, (ii) employee benefits comparable to those benefits that Buyer or its Affiliates provide to their similarly-situated employees during such period and (iii) any other material terms and conditions of employment as were provided to such Continuing Employee immediately prior to the Closing Date.  The term “other material terms and conditions” in the preceding sentence is limited to practices that, if changed or eliminated, could reasonably give rise to a claim for monetary damages under applicable Law or Contract.
(e)Severance and Paid Time Off.  Without limiting the foregoing provisions of this Section 6.7, for a one (1) year period following the Closing, Buyer shall provide, or shall cause to be provided, severance and paid time off benefits to each Continuing Employee that, respectively, are no less favorable than the more favorable of (i) the severance and paid time off benefits in effect in respect of such Continuing Employee immediately before the Closing and (ii) the severance and paid time off benefits payable to such Continuing Employee under any applicable severance plan of Buyer in effect at the time of such termination.  Notwithstanding the foregoing, severance and paid time off benefits for those employees subject to a Labor Agreement shall be governed by the terms of such Labor Agreement.  As of and after the Closing, Buyer shall credit, or shall cause to be credited, each Continuing Employee for all service with Seller or its Affiliates and any respective predecessor entities, if any, for purposes of determining the right to and the amount of severance and paid time off benefits after the Closing to the extent such service was recognized for such purpose under the applicable severance or paid time off benefit plan, program, agreement or arrangement covering the Continuing Employee immediately before the Closing.
(f)Benefit Continuation for Continuing Employees.  Buyer shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any

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employee benefit plans, programs and policies of Buyer or any Affiliate thereof in which Continuing Employees participate (or are eligible to participate) that are “welfare benefit plans” (as defined in Section 3(1) of ERISA) to the same extent that such conditions and waiting periods were satisfied or waived under the comparable Benefit Plan immediately prior to the Closing.  In addition, Buyer will use commercially reasonable efforts to cause each Continuing Employee to be provided with credit for any co-payments and deductibles paid under any Benefit Plan during the plan year in which the Closing Date occurs for purposes of satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such welfare benefit plans of Buyer or any Affiliate in which Continuing Employees participate (or are eligible to participate) on or after the Closing Date for such plan year, subject to the approval of the applicable insurance carrier and Seller or its Affiliate timely providing the information necessary for Buyer to comply with the foregoing.
(g)Service Credit for Continuing Employees.  Buyer shall provide, or cause to be provided, to each Continuing Employee full credit for all service prior to the Closing Date, to the same extent as such service was credited under the comparable Benefit Plan, under all benefit plans of Buyer or its Affiliates for all purposes, including for purposes of eligibility, vesting, benefit accrual and determination of level of benefits.  Notwithstanding the foregoing, such service shall not be recognized to the extent that it results in the duplication of benefits for the same period of service.
(h)401(k) Plan.  Seller shall cause each Continuing Employee to become fully vested as of the Closing Date in the Continuing Employee’s account under any Seller Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code (each, a “Seller 401(k) Plan”), including with respect to any employer contributions to any such plan for the period occurring prior to the Closing Date (which contributions Seller shall cause to be made on or as soon as reasonably practicable following the Closing Date).  Seller and Buyer, and their respective Affiliates, shall cooperate to take any and all actions needed to permit each Continuing Employee with an outstanding loan balance under a Seller 401(k) Plan as of the Closing Date to continue to make scheduled loan payments to such Seller 401(k) Plan after the Closing Date, pending the distribution and in-kind rollover of the notes evidencing such loans from such Seller 401(k) Plan to the Buyer Savings Plan so as to prevent a deemed distribution or loan offset with respect to such outstanding loans.
(i)Third-Party Rights.  The provisions of this Section 6.7 are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any Business Employee), other than the Parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.  Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of Seller, Buyer or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement; or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

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(j)Labor Agreements.  Buyer acknowledges receipt of notice of the Labor Agreements set forth on Section 4.11(e) of the Seller Disclosure Schedule, which shall continue in effect on and following the Closing Date.  Effective as of the Closing Date, Seller hereby assigns, and Buyer hereby assumes or shall cause the Target Companies to assume and comply with such Labor Agreements.  To the extent of any inconsistency between the provisions of this Section 6.7 and those of a Labor Agreement as it relates to a Continuing Employee whose employment is subject to a Labor Agreement, the provisions of the Labor Agreement shall govern.  Buyer agrees to reasonably cooperate with Seller to effectuate such assignment and assumption of the Labor Agreements on terms reasonably acceptable to Buyer.  In addition, with respect to the Labor Agreements, Buyer and Seller will reasonably cooperate with respect to communications with the applicable unions who are parties to the Labor Agreements regarding transition from the Benefit Plans to Buyer Benefits and otherwise with respect to any bargaining related to the effects of the transactions contemplated by this Agreement.
(k)WARN Act.  Buyer shall be solely responsible for any liability arising under the U.S. Worker Adjustment and Retraining Notification Act or similar state or local Laws (the WARN Act) on or after the Closing Date relating to the Business Employees, including without limitation as a result of Buyer not complying with Section 6.7(a).
Section 6.8Further Actions.
(a)Each Party agrees to (and to cause its Subsidiaries and Affiliates to) use reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as possible, and in any event prior to the Outside Date.
(b)Without limiting the forgoing, the Parties shall (and shall cause their Subsidiaries and Affiliates to) use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Required Consents, and all required Filings and Consents with or from all Governmental Entities, including by (i) preparing and filing (or causing to be prepared or filed) as soon as practicable (and in any event, for the HSR Act, within ten (10) days—or as the Parties may otherwise agree—following the Execution Date) all such Filings and Consents with or from any Governmental Entity or other Person that are required to be filed or obtained in order to consummate the transactions contemplated by this Agreement, (ii) assuring that all such Filings comply with the requirements of applicable Laws, (iii) making available to the other Party such information as the other Party may reasonably request in order to complete the Filings or to respond to information requests by any relevant Governmental Entity, (iv) subject to applicable Laws, keeping each other promptly apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to promptly furnishing the other with copies of written notices or other written communications, filings or correspondence, and promptly furnishing the other with summaries of any oral communications, between the Parties, or any of their respective Subsidiaries or Affiliates, and any Governmental Entity (or members of their respective staffs) with respect to the transactions contemplated by this Agreement, (v) responding appropriately to and complying with, as promptly as practicable, any request for information or

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documents regarding the transactions contemplated by this Agreement from any Governmental Entity (including responding to any “second request” for additional information and documentary material under the HSR Act as promptly as practicable, provided that either Party may negotiate with the applicable Governmental Agency with respect to the scope of any “second request” prior to responding), (vi) ensuring the prompt expiration or termination of all applicable waiting periods under the HSR Act and prompt receipt of any other required consents for the transactions contemplated by this Agreement from Governmental Entities and (vii) consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings with any Governmental Entities under or relating to the HSR Act.  Prior to communicating any information, advocacy or other submission or content (other than correspondence of a de minimis nature) to any Governmental Entity (or members of its staff) in oral or written form, each Party shall permit counsel for the other Party a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other Party in connection with, any such communication.  Each of Buyer and Seller agrees not to (and agrees to cause its Subsidiaries and Affiliates not to) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.  Neither Seller nor any of the Target Companies shall take any action with respect to satisfying the HSR Act that would bind the Target Companies and/or the Business after Closing without the prior written consent of Buyer.  Neither Buyer nor Seller shall (and shall cause its Subsidiaries and Affiliates not to), without the prior written consent of the other Party (not to be unreasonably withheld), (i) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any Filing made under the HSR Act or (ii) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Entity to delay the consummation of, or not to close before a certain date, the transactions contemplated by this Agreement.  Subject to the forgoing provisions of this Section 6.8(b), the Parties shall (and shall cause their Subsidiaries and Affiliates to) use their respective commercially reasonable efforts to obtain any necessary approvals of parties to Contracts relating to the Business.
(c)For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, and without limiting the generality of the foregoing, Buyer shall, and shall cause its Affiliates to, take any and all such commercially reasonable action (including (i) agreeing to hold separate or to divest, license or otherwise dispose of any of the businesses, product lines or assets of the Business after the Closing Date, (ii) terminating existing relationships, contractual rights or obligations of the Business after the Closing Date, (iii) creating any relationship, contractual right, obligation or other arrangement of the Business after the Closing Date, (iv) taking or committing to take such other actions that may limit the Business’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customer or assets after the Closing Date and (v) entering or offering to enter into agreements and stipulating to the entry of a Governmental Order or filing appropriate applications with any Governmental Entity in connection with any of the actions contemplated by the foregoing clauses (i) through (iv)), in each case, as may be required by any applicable Governmental Entity in order to resolve such objections as such Governmental Entity has to the transactions contemplated by this Agreement under applicable Antitrust Laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other

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Governmental Order that has the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement; provided, however, that neither the provisions of this Section 6.8 nor any other provision of this Agreement shall require Buyer or any of its Subsidiaries to undertake (or to request or authorize the Business to undertake) any of the forgoing actions that would, or would reasonably be expected to, individually or taken together with all other of the foregoing actions, result in a material adverse effect on the business, financial condition or operation of Buyer and its Subsidiaries (including for this purpose the Business), taken as a whole, with material adverse effect meaning any actions that, judged as a whole, could reasonably be expected to result in a reduction in the fair market value of the Business of more than $43,000,000.00 or a requirement that Buyer divest or not acquire more than one of the Terminals. For the purposes of this Section 6.8, divestures at or below such aforementioned thresholds shall be considered commercially reasonable actions. Notwithstanding the foregoing, the Buyer will not be obligated to take any action that is not conditioned on the Closing.
(d)Each Party shall (i) promptly inform the other Party of any communication made to, or received by such Party from, any Governmental Entity regarding any of the transactions contemplated by this Agreement, (ii) respond appropriately as promptly as practicable to any inquiries or requests for additional information and documentary material received from any Governmental Entity and (iii) not enter into any agreement with any Governmental Entity agreeing not to consummate the transactions contemplated by this Agreement except with the other Party’s prior written consent (not to be unreasonably withheld).  In addition, the Parties shall jointly develop, and each of the Parties shall consult and reasonably cooperate with one another and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Law with respect to the transactions contemplated by this Agreement prior to their submission.  If the Parties initially disagree upon any such proposed communication, strategy or process, the Parties agree to work together in good faith to resolve the disagreement and endeavor to implement such communication, strategy or process in a mutually acceptable manner; provided, that, following such good faith efforts by the Parties, Buyer shall have the responsibility for the form and content of any such analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal. Buyer shall be responsible for payment of all filing fees in connection with all Filings under the HSR Act and any other Antitrust Laws in connection with the transactions contemplated by this Agreement. As to all other fees and costs, for the avoidance of doubt, each Party shall be responsible for its own fees and costs associated with compliance with the HSR Act or any other Antitrust Law with respect to the transactions contemplated by this Agreement.
(e)Subject to the terms and conditions set forth in this Agreement, Buyer shall not, and shall cause its Affiliates not to, take, or agree or commit to take, any action, including acquiring, or agreeing to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the taking of such action or consummation of such acquisition, merger or consolidation, in each case, would reasonably be expected to make the consummation of the transactions contemplated by this Agreement unlawful or would reasonably be expected to materially delay, or restrain, prevent, enjoin, materially increase the risk of not obtaining any necessary consents of any Governmental

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Entity or the expiration or termination of any applicable waiting period, or otherwise prohibit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the provisions of this Section 6.8(e) shall not prohibit Buyer or its Affiliates from: (i) acquiring, or agreeing to acquire, terminal assets located outside of Connecticut, Massachusetts, Maine, New York, and New Jersey; (ii) entering into throughput agreements, rack purchase agreements or other storage agreements at any third-party owned and operated terminals; or (iii) acquiring retail fuel station and convenience store assets.
(f)Subject to the compliance of the Parties with this Section 6.8, Buyer, on the one hand, and Seller, on the other hand, shall not have any Liability whatsoever to the other Party arising out of or relating to the failure to obtain any Consents or make any Filings, or because of the termination of, or default under, any Contract (nor shall any such failure constitute a breach of a representation or warranty hereunder), in each case to the extent such Consents, Filings or Contracts are listed in Section 3.3 of the Seller Disclosure Schedule, Section 4.3 of the Seller Disclosure Schedule or Section 5.3 of the Buyer Disclosure Schedule.  Notwithstanding anything to the contrary set forth in this Agreement, obtaining any Consents shall not be a condition to Closing, except to the extent expressly set forth in Article VII.
Section 6.9Post-Closing Cooperation.
(a)After Closing, upon prior reasonable written request, each Party shall use commercially reasonable efforts to cooperate with each other in furnishing records, information, oral or written testimony, oral or written attestations and certifications, and other assistance in connection with transition matters and any inquiries or proceedings involving the Business or the Target Companies (to the extent within Buyer’s powers as an equity holder thereof following the Closing), but excluding any proceedings arising from disputes among the Parties.  Each such requesting Party shall reimburse such cooperating Party for any reasonable out-of-pocket expenses paid or incurred by such cooperating Party as a result of any such requested cooperation.
(b)Without limiting the foregoing, in the event that, following the Closing, any of Buyer or Seller or any of their respective Affiliates: (i) discovers any asset that was not conveyed to a Target Company prior to the Closing Date that exclusively relates to or is exclusively used or held for use for the conduct of the Business, is held by Seller or any of its Affiliates, Seller shall, and shall cause its Affiliates to, take all action reasonably necessary to promptly convey such asset to the applicable Target Company to which it relates and such asset shall be considered an asset of the applicable Target Company for all purposes hereunder; and (ii) discovers any asset that was conveyed to a Target Company prior to the Closing Date that exclusively relates to or is exclusively used or held for use for the conduct of Seller’s business other than the Business, is held by a Target Company or any of its Affiliates (including the Target Companies), Buyer shall, and shall cause its Affiliates (including the Target Companies), to take all action reasonably necessary to promptly convey such asset to Seller and such asset shall not be considered an asset of Buyer or any Target Company for all purposes hereunder.
Section 6.10Casualty Loss.  If, after the Execution Date but prior to the Closing Date, any portion of the property or assets of the Business is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (a “Casualty Loss Event”), then Buyer shall nevertheless be required to proceed with the Closing and Seller shall, at the

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Closing, remit to Buyer (or its designee) all sums actually paid to Seller by third parties by reason of such Casualty Loss Event with respect to the affected property or assets and shall assign, transfer, and set over to Buyer or Buyer’s designee all of Sellers’ right, title, and interest (if any) in recovery proceeds, unpaid awards, and other rights against third parties (excluding any Liabilities or claims of or against a Buyer Releasee) arising out of such Casualty Loss Event with respect to the affected property or assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller, if applicable) all rights, titles, interests, and claims against third parties for the recovery of Seller’s (or Seller’s Affiliate’s) costs and expenses incurred in pursuing or asserting any such insurance claims or other rights against third parties or in defending or asserting rights in connection with any Casualty Loss Event.  For the avoidance of doubt, nothing in this Section 6.10 will limit Section 7.2(c).

Section 6.11R&W Insurance Policy.  In connection with the transactions contemplated by this Agreement, Buyer shall obtain the R&W Insurance Policy in accordance with this Section 6.11.  The R&W Insurance Policy shall name Buyer, or an Affiliate thereof, as an insured thereof.  The R&W Insurance Policy shall (a) except in the case of Fraud, waive subrogation against Seller and its Affiliates and not increase the liability hereunder of any of any of the foregoing or any of their respective current or former officers, managers, directors, equityholders, employees, Affiliates or agents (the “R&W Parties”) and (b) provide that Seller is a third party beneficiary of such waiver.  Buyer shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the R&W Insurance Policy to be issued by the applicable insurer to Buyer as of the Closing on terms and in the form provided or made available to Seller prior to the Execution Date.  Buyer shall bear all costs of the R&W Insurance Policy and the retention amount of such R&W Insurance Policy and may not amend such policy in a manner adverse to the R&W Parties without Seller’s prior written consent.  From and after the date hereof until the Closing, the Seller shall use commercially reasonable efforts to provide customary cooperation to Buyer, as Buyer may reasonably request (in each case, to the extent within the control of the Target Companies or the Seller and at Buyer’s sole cost and expense), in order to assist Buyer in obtaining the R&W Insurance Policy.  Notwithstanding anything to the contrary in this Agreement, none of the Seller nor any of its Affiliates nor its and their respective past, present or future equityholders, members, directors, officers, managers, employees or agents shall be entitled to any proceeds from such R&W Insurance Policy without Buyer’s prior written consent.  To the extent required by the R&W Insurance Policy and as requested by Buyer, the Seller shall use commercially reasonable efforts to request that the vendor hosting the virtual data room used by the Parties for the transactions contemplated by this Agreement deliver to Buyer by the later of (a) ten (10) Business Days after the Closing Date or (b) ten (10) Business Days after such request by Buyer a flash drive containing copies of all documents that were uploaded to such virtual data room as of the Closing Date (as applicable).
Section 6.12Replacement of Support Obligations and Related Buyer Covenants.  Buyer acknowledges that none of the Support Obligations are transferable to Buyer.  As such, on or before the Closing Date, Buyer shall obtain, or cause to be obtained, replacements (and releases) for such Support Obligations on terms reasonably acceptable to Buyer.  Without prejudice to the other rights and remedies of Seller hereunder, in the event that any Support Obligation is not so replaced, then, from and after Closing, (a) Buyer shall take all reasonably necessary actions to facilitate the replacement (and release) of such Support Obligation as soon as possible, but in no event later than 180 days following the Closing Date, and (b) Buyer shall indemnify Seller (or

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applicable Affiliate) against all amounts incurred by Seller (or applicable Affiliate) under or to maintain such Support Obligation, as applicable, to the extent such amounts arise from and after the Closing.

Section 6.13Director and Officer Indemnification.
(a)From and after the Closing, Buyer shall indemnify and hold harmless each present and former director and officer of the Target Companies against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Claim, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the applicable Target Company would have been permitted under applicable Law and its respective Organizational Documents in effect on the Execution Date to indemnify such person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Law).  Without limiting the foregoing, Buyer shall cause each Target Company (i) to maintain for a period of not less than six (6) years from the Closing Date, provisions in its Organizational Documents concerning the indemnification and exculpation (including relating to expense advancement) of such Target Company’s former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of such Target Company, in each case, as of the Closing Date and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.  Buyer shall assume, and be jointly and severally liable for, and shall cause each Target Company to honor, each of the covenants in this Section 6.13.
(b)For a period of six (6) years from the Closing Date, Buyer shall cause the each Target Company to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by any Target Company’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Buyer or the applicable Target Company (following the Closing) may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to matters existing or occurring at or prior to the Closing Date and (ii) if any Claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 6.13 shall be continued in respect of such Claim until the final disposition thereof.
(c)Notwithstanding anything contained in this Agreement to the contrary, this Section 6.13 shall survive the Closing indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Company.  In the event that any Target Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Target Company shall succeed to the obligations set forth in this Section 6.13.

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Section 6.14Pre-Closing Reorganization.  At or prior to the Closing, Seller shall cause (and Buyer shall reasonably cooperate with Seller in causing) the Pre-Closing Reorganization to occur.  It is acknowledged and agreed that, notwithstanding anything to the contrary, (a) implementation of the Pre-Closing Reorganization by Seller will not give rise to, or constitute, a breach of any representation, warranty, or covenant set forth in this Agreement, (b) Seller shall be permitted to amend the Reorganization Steps Plan (i) if such amendment is determined by Seller to be reasonably necessary or appropriate to effect the transactions contemplated thereby (including to effect such transactions in a tax-efficient manner) and (ii) solely to the extent such amendment would reasonably be expected to be adverse to Buyer, if such amendment is consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), and (c) Seller shall be responsible for and bear any and all Taxes (including Transfer Taxes) relating to, resulting from or imposed on with respect to the Pre-Closing Reorganization. Buyer shall have the right to review the documentation that effects the Pre-Closing Reorganization, and such documentation shall be reasonably acceptable to Buyer.
Section 6.15Seller Marks.  As soon as practicable following the Closing, but in no event later than sixty (60) days after the Closing, Buyer shall, and shall cause the applicable Target Companies to, cease and permanently discontinue any and all uses of the Seller Marks and any colorable imitations thereof, and remove or cover all Seller Marks from, or destroy, any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials or things in the applicable Target Companies’ possession or under the applicable Target Companies’ control bearing any of the Seller Marks, and provide Seller with written certification thereof by an authorized officer of Buyer.  Without limiting any of the obligations in the immediately preceding sentence, in no event shall Buyer or any of its Affiliates use any of the Seller Marks after the Closing in any manner or for any purpose different from the use of such Seller Marks by the applicable Target Company preceding the Closing, and neither Buyer nor any of its Affiliates shall affix any of the Seller Marks or any colorable imitations thereof on any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials or things that are created or produced after the Closing.  Buyer expressly acknowledges and confirms that Buyer shall not receive any right, title or interest in or to the Seller Marks, except the limited right to use Seller Marks as provided above for the sole purpose of permitting Buyer to complete the phase out of such use in strict compliance with this Section 6.15, and that any use of the Seller Marks after the sixty (60) day period specified above (including failure to remove or cover any prior application or depiction or any new application, depiction or use of such Seller Marks) shall constitute a violation of applicable Law, including as codified at 15 U.S.C. 1114 et seq.
Section 6.16Connecticut Transfer Act/New Jersey Industrial Site Recovery Act.  Buyer shall be solely responsible for all compliance obligations and related costs arising under the Connecticut Transfer Act, Conn.  Gen.  Stat. § 22a-134 et seq., and the New Jersey Industrial Site Recovery Act, N.J.S.A. § 13:1K-6, in connection with the transactions contemplated by this Agreement, to the extent applicable.  Seller shall reasonably cooperate with Buyer in respect of any filings required in relation to the foregoing.  This provision shall survive Closing.
Section 6.17Cooperation.  During the Interim Period, Seller agrees to use commercially reasonable efforts to provide such assistance (and to use commercially reasonable efforts to cause its Representatives to provide such assistance), at Buyer’s sole cost and expense, with Buyer’s

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effort to arrange the Debt Financing as is customary and reasonable for the type of financing contemplated by the Debt Financing and reasonably requested by Buyer in writing.  Such commercially reasonable assistance shall include: (a) participation in, and assistance with, the marketing efforts related to the Debt Financing; (b) timely delivery to Buyer and the Debt Financing Sources of the Financial Statements; and (c) using commercially reasonable efforts to deliver such other information with respect to the Business or the Target Companies (once formed) as is reasonably requested by Buyer, is customarily required in connection with financings of the type contemplated by the Debt Financing and is in the possession of Seller; provided that (i) no cooperation shall be required that would interfere unreasonably with the ordinary course operations of Seller, including that Seller shall not be required to prepare or provide any information that is not in Seller’s possession (including no requirement of Seller to prepare or provide any pro forma financial statements), (ii) no documentation relating to the Debt Financing, including any certificates or opinions of counsel, shall be required to be delivered or executed by Seller or any of its Representatives, (iii) Seller shall not be required to pay any commitment or other similar fee or incur any actual or potential liability in connection with the Debt Financing and (iv) neither Seller nor any of its Representatives shall be required to take any action that (A) would or could reasonably be expected to, in the reasonable judgment of Seller, conflict with, or result in any violation or breach of, any law, material contract (including this Agreement) or obligations of confidentiality binding on it or any of its Affiliates, personnel or Representatives or (B) would or could reasonably be expected to result in the loss of attorney-client privilege.  Seller will use commercially reasonable efforts to supplement any written information provided by Seller (to the extent such information was prepared by Seller and not any other Person which Seller does not control) in furtherance of the cooperation contemplated by this paragraph (but subject to the limitations set forth herein) as may be reasonably necessary so that such written information, taken as a whole, is complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not materially misleading.  Promptly following request by Seller, Buyer shall reimburse Seller for all reasonable and documented out-of-pocket third party costs incurred by Seller in connection with such cooperation.  Notwithstanding anything in this Agreement to the contrary, in no event will Seller or any of its Representatives have any liability to Buyer or any other Person for any breach or alleged breach of this Section 6.17, and in no event will Seller’s compliance with this Section 6.17 be a condition to Buyer’s obligations to consummate the Closing.

Section 6.18Insurance. Buyer acknowledges that, at or promptly following the Closing, the insurance policies maintained by Seller and Seller’s Affiliates for the benefit of any of the Target Companies shall be terminated or modified to exclude coverage of each of the Target Companies, and, as a result, Buyer shall be obligated from and after Closing to self-insure or obtain at its sole cost and expense replacement insurance, including insurance required by any third party to be maintained by or for the benefit of any Target Company; provided that the foregoing shall not apply with respect to claims made policies prior to the Closing Date.  If required by applicable Law or Contract, Buyer shall provide to Governmental Entities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the business of each of the Target Companies following the Closing.  Solely with respect to claims made prior to the Closing Date, Seller shall use commercially reasonable efforts to maintain or cause its Affiliates to maintain any insurance coverage with respect to the Acquired Assets to the extent such coverage existed prior to the Closing Date, and Seller shall use commercially reasonable efforts to cooperate

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or cause its Affiliates to cooperate as reasonably requested by Buyer with respect to any claims under such insurance coverage by or on behalf of Buyer or, following the Closing, the Target Companies, for claims made prior to the Closing Date.

Section 6.19Specified Litigation Costs; Indemnified Environmental Liabilities.
(a)Seller shall bear its own defense costs with respect to the matters listed on Section 6.19 of the Seller Disclosure Schedule (the “Specified Litigation Matters”). Subject to the preceding sentence, Seller shall have no obligation whatsoever in respect of the Specified Litigation Matters other than a duty of cooperation with Buyer or the applicable Target Companies in relation to defense strategy concerning such Specified Litigation Matters, and further provided that Seller shall not settle or compromise any claims relating to such Specified Litigation Matters that would impose costs or obligations on Buyer or any Target Companies in relation to the Business, or Acquired Assets without Buyer’s prior consent (such consent not to be unreasonably withheld).  Buyer shall otherwise be solely responsible for, and shall indemnify, defend and hold harmless Seller against, all costs, damages and obligations relating to the Specified Litigation Matters (including all defense costs incurred by Buyer or the Target Companies with respect to the Specified Litigation Matters).  The obligations of this Section 6.19(a) shall survive the Closing.
(b)Seller shall indemnify, defend and hold harmless Buyer against Liabilities arising under Environmental Law in connection with (i) the offsite disposal of Hazardous Substances from any Real Property at a third-party waste disposal location, but solely to the extent that such offsite disposal relates to the Business and occurred during Seller’s ownership and operation of the relevant Terminal prior to the Closing Date (collectively, “Off-Site Disposal Matters”), and (ii) third-party personal injury claims arising from the actual or alleged exposure to benzene in connection with the Business, but solely to the extent arising from such actual or alleged exposure that occurred during Seller’s ownership and operation of the relevant Terminal at which the exposure is alleged prior to the Closing Date (collectively, “Benzene Matters”); provided that Seller’s obligations under this Section 6.19(b) shall (x) expire on the date that is four (4) years after the Closing Date (the “Indemnity Period”), after which time any claims first made in relation to clauses (i) and (ii) of this Section 6.19(b) shall become Buyer’s sole responsibility, (y) with respect to Off-Site Disposal Matters, not exceed, in the aggregate, $5,000,000 (the “Off-Site Disposal Indemnity Cap”) and any amounts in excess of the Off-Site Disposal Indemnity Cap shall be the sole responsibility of Buyer, and (z) with respect to Benzene Matters, not exceed, in the aggregate, $5,000,000 (the “Benzene Indemnity Cap”; the Benzene Indemnity Cap and the Off-Site Disposal Indemnity Cap are collectively referred to as the “Environmental Indemnity Cap”) and any amounts in excess of the Benzene Indemnity Cap shall be the sole responsibility of Buyer. Notwithstanding anything in this Section 6.19(b) to the contrary, any amounts expended by Seller pursuant to Section 6.19(a) in connection with the Specified Litigation Matters shall not be deducted from the Benzene Indemnity Cap.  During the Indemnity Period, Seller shall either maintain a minimum net worth equal to or greater than the outstanding Environmental Indemnity Cap amount or otherwise provide financial assurances mutually acceptable to Seller and Buyer in an amount equal to the outstanding Environmental Indemnity Cap amount; provided that, in the event Seller is unable to maintain a minimum net worth equal to or greater than the outstanding Environmental Indemnity Cap amount, any Affiliate of Seller which satisfies such net worth requirement may assume Seller’s obligations pursuant to this Section 6.19(b). The obligations of this Section 6.19(b) shall survive the Closing.

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Section 6.20Post-Closing Access to Information.
(a)For a period of one (1) year after the Closing Date, Seller shall use commercially reasonable efforts to provide, and shall cause its appropriate personnel to provide, as and when reasonably requested to do so by Buyer, access to all Tax, financial and accounting records of or relating to the Business, the Terminals or the Target Companies (excluding records provided to Buyer in connection with the Closing) in connection with matters expressly contemplated by this Agreement and the right to make copies or extracts therefrom at Buyer’s sole cost and expense.  During such one (1) year period, Seller shall use commercially reasonable efforts not to, and to direct its Affiliates not to, intentionally dispose of, alter or destroy any such books, records and other data without giving thirty (30) calendar days’ prior written notice to Buyer and permitting Buyer, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence.
(b)Seller shall reasonably cooperate with Buyer upon reasonable request to provide such financial information regarding the Business, the Terminals or the Target Companies in such form and for such periods as may be reasonably requested by Buyer, in each case, solely to the extent that Seller has previously prepared or currently has such information in its possession, in order for Buyer to meet the requirements of Regulation S-X of the U.S. Securities and Exchange Commission or other applicable U.S. federal securities laws.  Any such cooperation and financial information shall be provided at Buyer’s sole cost and expense, including reimbursement of all out of pocket expenses incurred by Seller in connection therewith.  For the avoidance of doubt, Seller and its Affiliates shall not be required to generate or prepare any new or additional information pursuant to this Section 6.20.  The provisions of this clause (b) shall survive the Closing.
Section 6.21Affiliate Contracts.  Seller shall terminate all Affiliate Contracts prior to or as of the Closing.
Section 6.22Gulf Marketing Business.  If and to the extent Seller elects to market its Gulf Marketing Business for sale pursuant to an auction process, Seller shall not cause Buyer to be precluded from participating in such process.  Further, Seller hereby agrees that, prior to the expiration or termination of the initial term of the Unbranded Supply Agreement, other than a termination thereof in connection with a Marketing Business Sale (as defined in the Unbranded Supply Agreement), Seller shall not provide to the buyer of all or substantially all of the Gulf Marketing Business, whether by merger, consolidation, reorganization, sale of stock or assets or other form of corporate transaction or series of transactions, any information exclusively related to Seller’s historical activities with respect to the sale of unbranded refined products to third party retail and wholesale customers in the Terminal Market Area (as defined in the Unbranded Supply Agreement), including applicable customer names, sales records, contracts and pricing information.  This Section 6.22 shall survive the Closing.

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Article VII

Conditions to Closing
Section 7.1Conditions to Each Party’s Obligations.  The obligation of each Party to consummate the Closing is subject to the satisfaction (or waiver by such Party) on or prior to the Closing of each of the following conditions:
(a)All waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated;
(b)No Governmental Order or applicable Law preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect; provided that the Party asserting this condition shall have complied with its obligations under Section 6.8 (for the avoidance of doubt, the receipt of a pre-consummation letter from the Federal Trade Commission, the United States Department of Justice Antitrust Division, or any other Governmental Entity by either Party shall not be a basis for asserting that the condition set forth in this Section 7.1(b) has not been satisfied); and
(c)The Pre-Closing Reorganization shall have been consummated in all material respects consistent with the Reorganization Steps Plan.
Section 7.2Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of each of the following additional conditions:
(a)Seller shall have performed and satisfied in all material respects each of its covenants and agreements set forth in this Agreement required to be performed and satisfied by it at or prior to the Closing;
(b)(i) The representations and warranties made by Seller (other than the representations set forth in Section 3.1, Section 3.2, the first sentence of Section 3.5(c), Section 3.7, Section 4.1, and Section 4.14 (the “Seller Specified Representations”)) contained in this Agreement shall be true and correct as of the Closing as though made at and as of the Closing (without regard to any express qualifier therein as to materiality, Company Material Adverse Effect or similar qualifiers), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except for such breaches that, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the Seller Specified Representations shall be true and correct as of the Closing as though made at and as of the Closing (without regard to any express qualifier therein as to materiality, Company Material Adverse Effect or similar qualifiers), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except for such breaches that, in the aggregate, are not material;
(c)Between the Execution Date and the Closing, there shall have been no Company Material Adverse Effect that is continuing; and

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(d)Seller shall have delivered (or be ready, willing, and able to deliver at the Closing) to Buyer each Closing deliverable required to be delivered by Seller pursuant to Section 2.4(a).
Section 7.3Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of each of the following additional conditions:
(a)Buyer shall have performed and satisfied in all material respects each of its covenants and agreements set forth in this Agreement required to be performed and satisfied by it at or prior to the Closing, including the receipt by Seller of all amounts required to be paid by Buyer at the Closing under Section 2.2;
(b)(i) The representations and warranties of Buyer (other than the representations set forth in Section 5.1, Section 5.2 and Section 5.7 (the “Buyer Specified Representations”)) contained in this Agreement shall be true and correct as of the Closing as though made at and as of the Closing (without regard to any express qualifier therein as to materiality, material adverse effect or similar qualifiers), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except for such breaches that would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby; and (ii) the Buyer Specified Representations shall be true and correct as of the Closing as though made at and as of the Closing Date (without regard to any express qualifier therein as to materiality, material adverse effect or similar qualifiers), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except for such breaches that, in the aggregate, are not material; and
(c)Buyer shall have delivered (or be ready, willing, and able to deliver at the Closing) to Seller each Closing deliverable required to be delivered by Buyer pursuant to Section 2.4(b).
Section 7.4Frustration of Closing Conditions.  Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.8.
Article VIII

No Survival and Release
Section 8.1No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except those covenants and agreements contained herein and therein which by their terms expressly require performance after the Closing.  In furtherance of the foregoing, Buyer, on behalf of itself and its Affiliates, waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller, its Subsidiaries or their respective Affiliates relating to the subject matter of this Agreement and the

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schedules attached hereto and the transactions contemplated hereby and thereby, whether arising under or based upon any applicable Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law), in each case, other than (a) with respect to those covenants and agreements contained herein which by their terms expressly require performance after the Closing and (b) with respect to Fraud.  Notwithstanding anything to the contrary herein, (i) this Section 8.1 shall not limit or affect the ability of Buyer to recover under the R&W Insurance Policy for any matter covered thereunder, and (ii) nothing in this Agreement shall limit or restrict claims or remedies for Fraud.

Section 8.2“As Is” Sale; Release; Seller Indemnification.
(a)EXCEPT (1) FOR THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN Article III WITH RESPECT TO SELLER, (2) WITH RESPECT TO THOSE COVENANTS AND AGREEMENTS CONTAINED HEREIN WHICH BY THEIR TERMS EXPRESSLY REQUIRE PERFORMANCE AFTER THE CLOSING, AND (3) Article IV WITH RESPECT TO THE BUSINESS AND THE TARGET COMPANIES, (I) THE TARGET COMPANIES AND SELLER’S INTERESTS IN THE TARGET COMPANIES ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND (II) BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED ON, AND SELLER EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE TARGET COMPANIES OR THE INTERESTS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE TARGET COMPANIES AND THEIR RESPECTIVE ASSETS.
(b)Effective as of the Closing, for and in consideration of the Interests, Buyer, for itself and each of its Affiliates (including the Target Companies) and its and their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling Persons, Affiliates, attorneys, assignees, agents, representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors, or assigns of any of the foregoing (each, a “Buyer Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, obligations, Liabilities (including any Liability under applicable Environmental Laws), defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Buyer Releasor has, may have, or might have or may assert now or in the future, against Seller or any of its Affiliates or any of its or their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, controlling Persons, Affiliates, attorneys, assignees, agents, representatives and representatives of

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any of the foregoing, and any and all former, current and future estates, heirs, executors, administrators, trustees, successors, and assigns of any of the foregoing (each, a “Buyer Releasee”) arising out of, based upon, or resulting from or relating to (i) the business, the ownership, operation, management, use, or control of the Business or the Target Companies or (ii) the subject matter of this Agreement or any other document contemplated hereby, whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy); provided, however, that nothing contained in this Section 8.2(b) shall release, waive, discharge, relinquish, or otherwise affect (A) the express rights or obligations of any Person with respect to any covenant or agreement of the Parties that by its terms requires performance after the Closing or (B) any Party’s rights to pursue claims for Fraud (provided that in no event shall Seller be liable for any amount under this Agreement in excess of the Purchase Price).  Each Buyer Releasee to whom this Section 8.2(b) applies shall be a third party beneficiary of this Section 8.2(b).
(c)Effective as of the Closing, Seller, for itself and each of its Affiliates and its and their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling Persons, Affiliates, attorneys, assignees, agents, representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors, or assigns of any of the foregoing (each, a “seller Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, obligations, Liabilities (including any Liability under applicable Environmental Laws), defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have, or might have or may assert now or in the future, against buyer or any of its Affiliates or any of its or their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, controlling Persons, Affiliates, attorneys, assignees, agents, representatives and representatives of any of the foregoing, and any and all former, current and future estates, heirs, executors, administrators, trustees, successors, and assigns of any of the foregoing (each, a “seller Releasee”) arising out of, based upon, or resulting from or relating to the subject matter of this Agreement or any other document contemplated hereby, whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification,

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contribution, cost recovery, damages, or any other recourse or remedy); provided, however, that nothing contained in this Section 8.2(c) shall release, waive, discharge, relinquish, or otherwise affect (A) the express rights or obligations of any Person with respect to any covenant or agreement of the Parties that by its terms requires performance after the Closing (including Section 6.19) or (B) any Party’s rights to pursue claims for Fraud.  Each seller Releasee to whom this Section 8.2(c) applies shall be a third party beneficiary of this Section 8.2(c).  NOTWITHSTANDING THE FOREGOING WAIVER AND RELEASE SHALL NOT APPLY TO ANY CLAIMS (X) FOR THE CONSIDERATION PAYABLE PURSUANT TO THIS AGREEMENT, (Y) OF ANY EMPLOYEE OF THE TARGET COMPANIES TO RECEIVE ACCRUED BUT UNPAID, SALARY, BENEFITS, BONUSES, VACATION PAY AND EXPENSE REIMBURSEMENTS IN THE ORDINARY COURSE OF BUSINESS OR (Z) OF A CURRENT OR FORMER DIRECTOR OR OFFICER OF SELLER OR THE TARGET COMPANIES UNDER ANY INDEMNIFICATION OR REIMBURSEMENT PROVISIONS CONTAINED IN ANY ORGANIZATIONAL DOCUMENTS OF SELLER OR THE TARGET COMPANIES AS IN EFFECT ON THE DATE HEREOF.  NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY, SELLER SHALL NOT BE REQUIRED TO INDEMNIFY OR HOLD HARMLESS ANY BUYER RELEASEE AGAINST OR REIMBURSE AND BUYER RELEASEE FOR, ANY LOSSES, LIABILITIES, CLAIMS, FINES, DEFICIENCIES, DAMAGES, TAXES, PAYMENTS (INCLUDING THOSE ARISING OUT OF ANY SETTLEMENT OR JUDGEMENT RELATING TO ANY ACTION), PENALTIES, EXPENSES AND REASONABLE ATTORNEYS’, ACCOUNTANTS’ AND OTHER PROFESSIONALS’ FEES AND DISBURSEMENTS TO THE EXTENT THAT ANY OF THE FOREGOING WERE SPECIFICALLY TAKEN INTO ACCOUNT AS A LIABILITY THAT REDUCED THE CALCULATION OF THE PURCHASE PRICE.
(d)AFTER THE CLOSING AND SUBJECT TO THE LIMITATIONS SET FORTH IN THIS AGREEMENT, SELLER SHALL INDEMNIFY AND HOLD HARMLESS BUYER AND ITS AFFILIATES, INCLUDING, WITHOUT LIMITATION, THE TARGET COMPANIES, FROM AND AGAINST ANY LOSS, LIABILITY, DEFICIENCY, DAMAGE, EXPENSE OR COST (INCLUDING COSTS OF INVESTIGATION AND DEFENSE AND REASONABLE ATTORNEYS’ FEES), WHETHER OR NOT INVOLVING A THIRD-PARTY CLAIM, TO THE EXTENT ARISING FROM OR BASED UPON ANY OF THE DEFENSE COSTS TO BE RETAINED BY SELLER WITH RESPECT TO THE SPECIFIED LITIGATION MATTERS, AS SET FORTH IN SECTION 6.19(A).  THE OBLIGATIONS OF THIS Section 8.2(d) SHALL SURVIVE CLOSING.
Section 8.3Certain Limitations.  Notwithstanding anything in this Agreement to the contrary, and notwithstanding the fact that any Party may be a partnership or limited liability company, by each Party’s acceptance of the benefits of this Agreement, each Party hereby acknowledges and agrees that all Claims, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only

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against (and are expressly limited to) the Parties.  Except for any Claims contemplated by this Agreement, no Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of a party against its owners or Affiliates, including through attempted piercing of the corporate veil) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.  Each Nonparty Affiliate is an express third-party beneficiary of this Section 8.3.

Section 8.4Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, INCLUDING LOST PROFITS (TO THE EXTENT NOT CONSTITUTING DIRECT DAMAGES), DIMINUTION OF VALUE, OR ANY LOSS OF GOODWILL OR POSSIBLE BUSINESS AFTER THE CLOSING, WHETHER ACTUAL OR PROSPECTIVE, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE INCLUDED IN ANY THIRD PARTY CLAIM AGAINST INDEMNIFIED PARTY FOR WHICH SUCH INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT
Article IX

Termination
Section 9.1Termination.  This Agreement may be terminated:
(a)at any time prior to the Closing Date by mutual written agreement of Buyer and Seller;
(b)by either Buyer or Seller if the Closing shall not have occurred on or prior to December 15, 2023 (the “Outside Date”); provided, however, that if, as of the Outside Date, all of the conditions set forth in Article VII have been satisfied or waived, other than the condition set forth in Section 7.1(a) or Section 7.1(b) (solely as it relates to Section 7.1(a)) and those conditions that by their nature can only be satisfied at or immediately prior to the Closing, then the Outside Date shall automatically be extended until March 15, 2024 (and such date shall be deemed the Outside Date for all relevant purposes under this Agreement); provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or who is otherwise in material breach of any representation, warranty, covenant or other agreement contained herein;

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(c)by either Buyer or Seller by giving written notice to the other Party if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other Claim shall not be subject to appeal or shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, such order, decree or ruling or other action; or
(d)by either Buyer or Seller by giving written notice to the other Party if there has been a breach by such other Party of any representation, warranty or covenant contained in this Agreement and (i) such breach would result in the failure to satisfy one or more of the conditions to Closing of the Party sending such notice (set forth in Section 7.2 or Section 7.3, as applicable) and (ii) such breach, if of a character that is capable of being cured, is not cured by the breaching Party within thirty (30) days of its receipt of such written notice from the other Party; provided that (x) Buyer shall not be permitted to terminate this Agreement if Buyer is then in material breach of any of its representations, warranties, covenants or other agreements contained herein and such breach would result in the failure to satisfy one or more of the conditions to the Closing set forth in Section 7.3 and (y) Seller shall not be permitted to terminate this Agreement if Seller are then in material breach of any of their representations, warranties, covenants or other agreements contained herein and such breach would result in the failure to satisfy one or more of the conditions to Closing set forth in Section 7.2.
Section 9.2Effect of Termination.
(a)If this Agreement is terminated as permitted by Section 9.1(a) through (d), such termination shall be without liability of any Party to the other Parties, except Liability of any Party to the other Party for any material breach of this Agreement occurring prior to such termination.
(b)If this Agreement is terminated by either Party pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party; provided that Buyer, at its option, shall either (i) return all documents and other material received from Seller, its Subsidiaries and their respective Affiliates or their Representatives relating to the Business, the Target Companies or transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to Seller, or (ii) destroy all copies of the foregoing documents and materials, and deliver a certificate to Seller confirming such destruction, and, in either case, shall continue to treat all confidential information received by Buyer and its Affiliates and their Representatives with respect to the Business or the Target Companies in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination hereof.
(c)Nothing contained in this Agreement (including this Article IX) shall prevent, limit, impede, or otherwise impair the ability of a Party to seek, enforce, or otherwise pursue any remedy available to it pursuant to Section 11.6 (including, for the avoidance of doubt, specific performance with respect to enforcing the respective obligations of the Parties pursuant to

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Section 6.8 or otherwise) at any time prior to the termination of this Agreement pursuant to this Article IX.
(d)If this Agreement is terminated, this Agreement shall become null and void and of no further force or effect, except for the following provisions which shall survive such termination: (i) the indemnity set forth in Section 6.1 (Information Pending Closing); (ii) Section 6.4 (Confidentiality; Publicity); (iii) Section 6.6 (Expenses); (iv) Section 8.3 (Certain Limitations); (v) Section 8.4 (Limitation on Damages); Article IX (Termination); and (vi) Article XI (Miscellaneous).
Article X

Title Report Cooperation
Section 10.1Title Report Cooperation.  Buyer may, at Buyer’s sole cost and expense, order title reports (individually and collectively, as the context requires, the “Title Report”) for the Owned Real Property from Fidelity National Title Insurance Company.  Buyer may, at Buyer’s sole cost and expense, order surveys of the Owned Real Property (individually and collectively, as the context requires, the “Survey”).  Upon request, Seller shall provide to Buyer, to the extent not already provided as of the date hereof, any existing title policies and surveys of the Owned Real Property in Seller’s possession.  Upon reasonable request, Seller shall use commercially reasonable efforts to provide Buyer with such additional information in Seller’s possession as Buyer reasonably requires to obtain the Title Report and the Survey.  In the event a Title Report indicates that any Owned Real Property is subject to a Lien recorded after the date hereof other than a Permitted Lien or any other Lien otherwise permitted pursuant to this Agreement, Seller shall use commercially reasonable efforts to remove such Lien prior to the Closing.  Seller shall use its commercially reasonable efforts to assist Buyer in obtaining affidavits and certificates in the form attached hereto as Exhibit J as Fidelity National Title Insurance Company may reasonably require to issue owner’s title policies to the Target Companies at Closing, including such information as is reasonably necessary for Fidelity National Title Company to delete the “standard title insurance exceptions” and any general mechanic’s lien exception in such owner’s title policies.
Article XI

Miscellaneous
Section 11.1Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a.pdf document (with confirmation of transmission) if sent prior to 8:00 p.m. in the place of receipt on a Business Day, and on the next Business Day if sent after 8:00 p.m. in the place of receipt on a Business Day or at any time on a date that is not a Business Day; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.1).

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(a)if to Buyer, to:

Global Partners LP
800 South Street, Suite 500
Waltham, MA 02453
Attn: Chief Operating Officer

Email: mromaine@globalp.com

with a copy to:

Global Partners LP
800 South Street, Suite 500
Waltham, MA 02453
Attn: Philip Segaloff, Senior Associate General Counsel

Email: psegaloff@globalp.com

(b)if to Seller, to:

Gulf Oil Limited Partnership
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, Massachusetts 02117
Attention: Christine Miller, Associate General Counsel

Email: cmiller@arclight.com

with a copy to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Christopher G. Cross; Justin Stolte
Email: christopher.cross@lw.com; justin.stolte@lw.com

Section 11.2Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, to the extent valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 11.3Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.  Delivery of an executed signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

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Section 11.4Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer and Seller.  Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 11.5Entire Agreement; No Third Party Beneficiaries.  This Agreement, the Escrow Agreement, the Confidentiality Agreement, the Transition Services Agreement (together with the written agreements, Schedules and certificates referred to herein or delivered pursuant hereto) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  Except to the extent provided in Section 6.13, Section 8.3, and Section 11.12 this Agreement is for the sole benefit of the Parties and their permitted assigns and is not intended to confer upon any other Person any rights or remedies hereunder.
Section 11.6Specific Performance.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate.  Accordingly, the Parties acknowledge and agree that each Party shall be entitled to seek an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction (this being in addition to any other remedy to which they are entitled under this Agreement), without proof of damages or inadequacy of any remedy at Law and the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, the Parties would not have entered into this Agreement.  Each Party hereby waives any requirement for the securing or posting of any bond or other security in connection with the foregoing.
Section 11.7Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 11.8Consent to Jurisdiction; Waiver of Jury Trial.  Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or any Federal court located in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the Parties further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section 11.1 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or

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proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Delaware Court of Chancery or (b) any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.9Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties without the prior written consent of each of the other Parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.  Any attempted assignment in violation of the terms of this Section 11.9 shall be null and void, ab initio.
Section 11.10Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 11.11Schedules and Exhibits.  Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement.  Any disclosure in the Seller Disclosure Schedule or Buyer Disclosure Schedule corresponding to and qualifying a specific numbered paragraph or Section hereof shall be deemed to correspond to and qualify any other numbered paragraph or Section relating to such Party to which the applicability or relevance of such disclosure is reasonably apparent on the face of such disclosure.  Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement.
Section 11.12Acknowledgement and Waiver.
(a)It is acknowledged by each of the Parties that Seller and its Subsidiaries have retained Latham & Watkins LLP (“L&W”) to act as their counsel in connection with the transactions contemplated hereby and that L&W has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes.  Buyer agrees that any attorney-client privilege and the expectation of client confidence attaching as a result of L&W’s representation of Seller and its Subsidiaries related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among L&W and Seller, its Subsidiaries and/or their respective Affiliates in preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect.  Furthermore, effective as of the

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Closing, (i) all communications (and materials relating thereto) between any Target Company and L&W related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to Seller, (ii) Buyer, on behalf of itself and on behalf of the Target Companies, hereby releases all rights and interests to and in such communications and related materials and (iii) Buyer, on behalf of itself and on behalf of the Target Companies, hereby releases any right to assert or waive any privilege related to the communications referenced in this Section 11.12, and (iv) Buyer, on behalf of itself and on behalf of the Target Companies, acknowledges and agrees that all such rights shall reside with Seller.
(b)Buyer agrees that, notwithstanding any current or prior representation of the Target Companies by L&W, L&W shall be allowed to represent Seller or any of its Affiliates in any matters and disputes adverse to Buyer or the Target Companies that either are existing on the Execution Date or arise in the future and relate to this Agreement and the transactions contemplated hereby; and Buyer, on behalf of itself and the Target Companies, hereby waives any conflicts or claims of privilege that may arise in connection with such representation.  Further, Buyer agrees that, in the event that a dispute arises after the Closing between Buyer or any Target Company, on the one hand, and Seller or any of its Affiliates on the other hand, L&W may represent Seller or its Affiliate in such dispute even though the interests of Seller or its Affiliate may be directly adverse to Buyer or a Target Company and even though L&W may have represented such Target Company in a matter substantially related to such dispute.
(c)Buyer acknowledges that any advice given to or communication with Seller, its Subsidiaries or any of their Affiliates (other than the Target Companies) shall not be subject to any joint privilege and shall be owned solely by Seller or such Subsidiary or Affiliate.  Buyer hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than L&W.
(d)L&W is expressly intended as a third party beneficiary of this Section 11.12 and, notwithstanding anything to the contrary, shall have the right to enforce this Section 11.12.
Section 11.13Reliance on Own Judgment; Disclaimer of Reliance.  THE PARTIES AGREE THAT THE TERMS OF THIS AGREEMENT ARE NEGOTIATED TERMS AND NOT BOILERPLATE.  PRIOR TO SIGNING THIS AGREEMENT, ALL TERMS WERE OPEN FOR NEGOTIATION.  THE PARTIES ACKNOWLEDGE THAT THEY WERE EACH REPRESENTED BY COUNSEL AND RELIED UPON SUCH COUNSEL TO ADVISE THEM IN CONNECTION WITH THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE EACH SOPHISTICATED AND KNOWLEDGEABLE IN BUSINESS MATTERS AND HAVE DEALT WITH EACH OTHER AT ARM’S LENGTH IN NEGOTIATING THIS AGREEMENT.  BY SIGNING BELOW, EACH PARTY REPRESENTS THAT IT HAS CAREFULLY REVIEWED THIS AGREEMENT, UNDERSTANDS ITS TERMS, HAS SOUGHT AND OBTAINED INDEPENDENT LEGAL ADVICE WITH RESPECT TO THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT, HAS RELIED WHOLLY UPON ITS OWN JUDGMENT, KNOWLEDGE, AND INVESTIGATION, AND THE ADVICE OF ITS RESPECTIVE COUNSEL, AND THAT IT HAS NOT RELIED UPON OR BEEN

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INFLUENCED TO ANY EXTENT IN MAKING OR ENTERING INTO THIS AGREEMENT BY ANY REPRESENTATIONS OR STATEMENTS MADE BY ANY OTHER PARTY, OR BY ANYONE ACTING ON BEHALF OF ANY OTHER PARTY.  THE PARTIES ALSO ACKNOWLEDGE AND AGREE THAT THE OTHER PARTY HAS NO DUTY TO MAKE ANY DISCLOSURES TO ANY OTHER PERSON IN CONNECTION WITH MAKING OR ENTERING INTO THIS AGREEMENT.  THE PARTIES EXPRESSLY DISCLAIM RELIANCE ON ANY REPRESENTATION OR STATEMENT NOT MADE IN THIS AGREEMENT IN DECIDING TO ENTER INTO THIS AGREEMENT.  IT IS UNDERSTOOD AND AGREED THAT, IN ENTERING INTO THIS AGREEMENT, EACH OF THE PARTIES EXPRESSLY ASSUMES THE RISK THAT A FACT NOW BELIEVED TO BE TRUE MAY HEREAFTER BE FOUND TO BE OTHER THAN TRUE, OR FOUND TO BE DIFFERENT IN MATERIAL OR IMMATERIAL RESPECTS FROM THAT WHICH IS NOW BELIEVED, AND THE PARTIES FURTHER UNDERSTAND AND AGREE THAT THIS AGREEMENT SHALL BE AND WILL REMAIN EFFECTIVE WITHOUT REGARD FOR ANY DIFFERENCES IN FACT, OR DIFFERENCES IN THE PERCEPTION OF FACTS, THAT MAY HEREAFTER BE FOUND.

[SIGNATURE PAGES FOLLOW.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Execution Date.

SELLER:

GULF OIL LIMITED PARTNERSHIP

By: Chelsea Petroleum Products II, LLC, its General Partner

By: /s/ Eric Johnson
Name: Eric Johnson
Title: Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

Buyer:

GLOBAL PARTNERS LP
by Global GP LLC, its general partner

By: /s/ Eric Slifka
Name: Eric Slifka
Title: President and Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

Exhibit A
Defined Terms

As used in the Agreement, the following terms have the following meanings:

“Action” means any investigation, charge, complaint, Claim or other proceeding, in each case, by or before any Governmental Entity, whether civil, criminal, administrative or otherwise, in law or in equity.
“Affiliate,” with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that, in the case of Seller, the terms “Affiliate” or “Affiliates” shall not mean ArcLight Capital Partners, LLC or its other portfolio companies, or its or their Subsidiaries, sponsors, or partners, except that for purposes of any indemnities hereunder in favor of Seller or its Affiliates and any disclaimers or releases/waivers hereunder in favor of (or to the benefit of) Seller or its Affiliates (and, in each case, similar phrases) hereunder, the terms “Affiliate” or “Affiliates” shall include such Persons.  For the avoidance of doubt, (a) prior to the Closing, Affiliates of Seller shall include the Target Companies, (b) following the Closing, Affiliates of Buyer shall include the Target Companies, and (c) in no event shall Affiliates of the Target Companies be deemed to include portfolio companies of investment funds managed or advised by Affiliates of Seller.
“Affiliate Contract” means any Contract with respect to the Business between Seller, its Subsidiaries or any of their Affiliates (other than, following the consummation of the Pre-Closing Reorganization, any Target Company) and any of their respective stockholders, officers, members, managers or directors (or any members of such individual’s “immediate family,” as defined in Rule 16a-1 of the Securities Act), on the one hand, and Seller or, following the consummation of the Pre-Closing Reorganization, any Target Company, on the other hand.
“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.
“Base Purchase Price” means $273,000,000.
“Benefit Plan” means any material welfare plan (as defined in Section 3(1) of ERISA), pension plan (as defined in Section 3(2) of ERISA) or bonus, incentive, deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other benefit plan, program or policy, in each case, maintained or contributed to with respect to the Business for the benefit of any Business Employee.
“Business” means, collectively, the New Haven Terminal Business, the Woodbury Terminal Business, the Portland Terminal Business, the Linden Terminal Business and the Chelsea Terminal Business; provided that, for the avoidance of doubt, the Business does not include the Gulf Marketing Business.

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“Business Day” means any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required to be closed.
“Business Employee” means each employee of Seller or its Affiliates who provides services primarily at or with respect to one of the refined product terminals operated by the Business.
“Buyer’s Certificate” means a certificate signed by a duly authorized officer of Buyer confirming the matters set forth in Section 7.3(a) and Section 7.3(b).
“Buyer Disclosure Schedule” means the schedule attached hereto as Exhibit E.
“Buyer’s Required Consents” means the consents specified in Section 5.3 of the Buyer Disclosure Schedule.
“Cash Equivalents” means the sum of cash (exclusive of restricted cash), cash deposits, cash equivalents and liquid investments of the Target Companies, plus all deposited but uncleared bank deposits and cash held by counterparties of the Target Companies, and less all outstanding checks and cash posted by counterparties of the Target Companies.  In no event shall the calculation of Cash Equivalents include any amounts included in the calculation of Net Working Capital.
“Chelsea NewCo” has the meaning set forth in the Reorganization Steps Plan.
“Chelsea Terminal Business” means the ownership and operation of, and the receipt, storage and throughput of refined products at, the refined products terminal located at 281 Eastern Avenue, Chelsea, Massachusetts 02150.
“Claim” means any demand, claim, action, suit, proceeding, arbitration, mediation, audit, or other investigation by or before any Governmental Entity.
“Closing Date Cash Amount” means the amount of Cash Equivalents determined as of the Measurement Time.
“Closing Date Indebtedness Amount” means the Indebtedness Amount determined as of the Measurement Time.
“Closing Date Net Working Capital” means the Net Working Capital determined as of the Measurement Time.
“Closing Date Transaction Expenses” means the Transaction Expenses determined as of the Measurement Time.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any comparable state or local Law.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Material Adverse Effect” means the occurrence of any change, event or effect that, individually or in the aggregate, is materially adverse to the business, financial condition, assets,

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Liabilities or results of operations of the Business or the Target Companies, taken as a whole, except for any such change, event or effect resulting from or arising out of (a) any changes generally affecting the industries in which the Business or the Target Companies operate, whether international, national, regional, state, provincial or local, (b) changes in general economic, regulatory or political conditions, including any acts of war (whether or not declared), armed hostilities or terrorist activities, or the escalation or worsening thereof, (c) effects of weather, meteorological events or other natural disasters or natural occurrences (including any epidemic, pandemic, disease outbreak or other spread of infectious disease (including COVID-19)) beyond the control of the Business or the Target Companies, (d) any change or prospective change of Law, regulatory policy, including any rate or tariff, GAAP or any applicable accounting standards, requirements or principles, or any interpretation thereof or any change or prospective change in the interpretation or enforcement of any of the foregoing, (e) changes or adverse conditions in the financial, banking or securities markets in general, including those relating to debt financing and, in each case, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (f) the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, including losses or threatened losses of employees, service providers, customers, suppliers, distributors or others having relationships with Seller or the Business solely as a result of such announcement, (g) any labor strike, request for representation, organizing campaign, work stoppage, slowdown or other labor dispute, (h) any new terminal assets and associated refined product pipelines and pipeline and barge access points, (i) any failure by the Business or the Target Companies to meet any projections, forecasts or estimates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such failure of the Business or the Target Companies to meet projections, forecasts or estimates shall not be excluded under this clause (i) to the extent not otherwise excluded from the definition of Company Material Adverse Effect), (j) the fact that the prospective owner of the Business and the Target Companies is Buyer or any Affiliate of Buyer, (k) any breach of this Agreement by Buyer, (l) any Casualty Loss Events, (m) any change, event or effect known to Buyer as of the Execution Date (including as set forth in the Seller Disclosure Schedule), (n) any actions taken (or omitted to be taken) by or at the written request of Buyer, (o) any change, event or effect that has been cured prior to the Closing, and (p) any actions expressly required to be taken in accordance with this Agreement or the other agreements contemplated hereby or consented to by Buyer; except, in the case of clauses (a) through (e) above, to the extent that any such change, event or effect has a materially disproportionate effect on the business, financial condition, assets, Liabilities or results of operations of the Business or the Target Companies, relative to businesses in the industries and geographic regions in which the Business and the Target Companies operate.
“Continuing Employee” means each Business Employee who accepts Buyer’s offer of employment and assumed employment with Buyer or its Affiliate, each pursuant to Section 6.7(a).
“Contract” means any written or oral contract, lease, license, commitment, undertaking or other agreement that is legally binding.
“control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

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“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof, any subsequent waves and any further epidemics or pandemics arising therefrom.
“Debt Commitment Letter” means (a) the executed commitment letter, including all exhibits, schedules, annexes and amendments and or joinders thereto, between Buyer and its Affiliates and the Debt Financing Sources, and (b) excerpts of those portions of the executed fee letter associated therewith that contain any conditions to funding (if any) pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement.
“Debt Financing” means the provision of the amounts set forth in the Debt Commitment Letter by the Debt Financing Sources for the purposes of financing the transactions contemplated by this Agreement (or any other debt financing being sought by Buyer in connection with the transactions contemplated by this Agreement).
“Debt Financing Sources” means those certain entities that have directly or indirectly committed to provide or have otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated by this Agreement, including through any joinder agreement related thereto.
“Dollars” or “$” means the lawful currency of the United States of America.
“Environmental Law” means any applicable Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), including such Laws relating to the generation, use, treatment, storage, transportation, handling, disposal, the exposure to, or the Release of Hazardous Substances.  For purposes of this definition, “Environmental Law” shall include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.
“Environmental Liabilities” means any and all Liabilities incurred or imposed (a) pursuant to any order, notice of responsibility, directive, injunction, judgment or similar act (including settlements) by any Governmental Entity to the extent arising out of a violation of Environmental Law or (b) pursuant to any Claim by a Governmental Entity or other third Person for personal injury, property damage, damage to natural resources or remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” means the account established pursuant to the Escrow Account in respect of the Escrow Amount.
“Escrow Account Balance” means, at any given time after Closing, the funds remaining in the Escrow Account, including any amount of interest actually earned thereon/
“Escrow Agent” means Citibank, N.A.

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“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit C.
“Escrow Amount” means $1,425,000.
“Estimated Closing Date Cash Amount” means Seller’s good faith estimate (as of the Closing) of the Closing Date Cash Amount.
“Estimated Closing Date Indebtedness Amount” means Seller’s good faith estimate (as of the Closing) of the Closing Date Indebtedness Amount.
“Estimated Closing Date Net Working Capital” means Seller’s good faith estimate (as of the Closing) of the Closing Date Net Working Capital.
“Estimated Closing Date Transaction Expenses” means Seller’s good faith estimate (as of the Closing) of the Closing Date Transaction Expenses.
“Estimated Purchase Price” means an amount (without duplication of any amounts) equal to (a) the Base Purchase Price, plus (b) the difference between the Estimated Closing Date Net Working Capital and the Working Capital Target, expressed as (i) a positive number if the Estimated Closing Date Net Working Capital is greater than the Working Capital Target, or (ii) a negative number if the Estimated Closing Date Net Working Capital is less than the Working Capital Target, plus (c) the Estimated Closing Date Cash Amount, minus (d) the Estimated Closing Date Indebtedness Amount, minus (e) the Estimated Closing Date Transaction Expenses.
“Export Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30), and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.
“Fraud” means actual fraud by Seller that involves a knowing and intentional misrepresentation or omission with respect to the making of a representation or warranty expressly set forth in Article III or Article IV or confirmed in the Seller’s Certificate, with the intent of inducing Buyer to act or omit to act and upon which the Buyer has relied to its detriment (as opposed to and excluding any fraud claim based on constructive knowledge, recklessness or negligent misrepresentation or a similar theory).
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including any governmental, quasi-governmental or non-

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governmental body administering, regulating, or having general oversight over fuel, electricity, power or other energy-related markets.
“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Entity.
“Gulf Marketing Agreement” means that certain Rack Sale Confirmation, by and between Buyer and Seller, substantially in the form attached hereto as Exhibit H.
“Gulf Marketing Business” means (a) the marketing and bulk sale of branded and unbranded refined products to retail and wholesale customers, including in the US Virgin Islands, (b) the marketing and sale of retail branded refined products at eleven (11) Massachusetts Turnpike service plazas, (c) the licensing of the Seller Marks, (d) the processing of credit card transactions for sales of branded refined products, (e) the procurement of the supply of refined products and blend stocks for such wholesale and retail sales, including for delivery to and sale at one or more refined products terminals, (f) all blending operations of Seller and its Affiliates and (g) all activities related to the foregoing, including product hedging and inventory management and all activities with respect to branded and unbranded marketing.
“Hazardous Substance” means any substance or material listed, defined, classified or regulated as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, or special waste under any applicable Environmental Law, including, petroleum, petroleum products, friable asbestos, asbestos-containing materials, radioactive material, polychlorinated biphenyls, lead-based paint, and urea formaldehyde foam.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, as of the particular time and without duplication, (a) the principal amount of, and premiums, penalties, make-whole payments or obligations or other similar costs, fees or expenses (if any), in each case, in respect of (i) any indebtedness of the Target Companies for money borrowed and (ii) any indebtedness of the Target Companies evidenced by a note, bond, debenture or other similar instrument or debt security, (b) all obligations of the type referred to in clause (a) above of other Persons for the payment of which the Target Companies are responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, (c) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of the Target Companies (but solely to the extent drawn and not paid), (d) all obligations of the Target Companies as lessee that are capitalized in accordance with GAAP (but not including operating or other lease obligations), (e) the net obligations, which may be positive or negative, under all interest rate and exchange rate derivatives, swaps or similar agreements of the Target Companies and (f) all obligations of the Target Companies in respect of deferred purchase price of goods and services (including with respect to the acquisition by the Target Companies of any business, division or product line or portion thereof (whether by merger, sale of stock, sale of assets or otherwise)) (other than trade payables or accruals in the ordinary course of business).

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“Indebtedness Amount” means the amount Indebtedness of the Target Companies; provided, however, that in no event shall the calculation of Indebtedness Amount include any amounts included in the calculation of Net Working Capital or Transaction Expenses.
“Intellectual Property” means any intellectual property or similar proprietary rights, including: (a) patents; (b) trademarks, service marks and trade names; (c) copyrights and works of authorship; (d) internet domain name registrations; (e) trade secrets, know-how and other intellectual property rights with respect to proprietary information; (f) rights in computer software; and (g) applications or registrations with respect to any of the foregoing.
“Intercompany Accounts” means, with respect to the Business, any intercompany accounts, balances, payables, receivables or Indebtedness owing between Seller, its Subsidiaries or any of their Affiliates (other than, following the consummation of the Pre-Closing Reorganization, any Target Company), on the one hand, and Seller or, following the consummation of the Pre-Closing Reorganization, any Target Company, on the other hand.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means, the actual knowledge, following reasonable investigation, (a) in the case of Seller, of the individuals listed in Section 1.1(i) of the Seller Disclosure Schedule and (b) in the case of Buyer, of the individuals listed in Section 1.1(i) of the Buyer Disclosure Schedule.
“Law” means any domestic or foreign, federal, state, provincial or local statute, treaty, convention, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decision, decree or other requirement of any Governmental Entity.
“Liability” means any liability, damage commitments and obligations of any kind (whether direct or indirect, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, determined or undeterminable, whether liquidated or unliquidated, whether due or to become due, and whether in contract, tort, strict liability or otherwise), and including all reasonable and documented fees, disbursements and expenses of legal counsel, experts and consultants.
“Lien” means any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, encroachment, or other similar encumbrance or restriction.
“Linden NewCo” has the meaning set forth in the Reorganization Steps Plan.
“Linden Terminal Business” means the ownership and operation of, and the receipt, storage and throughput of refined products at, the refined products terminal located at 2600 Marshes Dock Road, Linden, New Jersey 07036.
“Measurement Time” means 11:59 p.m. (New York City time) on the date immediately preceding the Closing Date.
“Net Working Capital” means the net working capital of each of the Target Companies (which, for such purposes, shall include tank bottoms as part of current assets) determined in accordance with the Working Capital Principles.  In no event shall the calculation of Net Working Capital include

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any amounts included in the calculation of Indebtedness Amount, Cash Equivalents, or Transaction Expenses.
“New Haven NewCo” has the meaning set forth in the Reorganization Steps Plan.
“New Haven Terminal Business” means the ownership and operation of, and the receipt, storage and throughput of refined products at the refined products terminal located at 500 Waterfront Street, New Haven, Connecticut 06512.
“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement or such other organizational documents of such Person.
“Permits” means permits, licenses, franchises, registrations, variances, authorizations, consents and approvals obtained from any Governmental Entity, but does not include any notices of self-certifications required to be filed with any Governmental Entity.
“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (b) Liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, (f) pledges or deposits to secure public or statutory obligations or appeal bonds, (g) Liens referred to in the Financial Statements, (h) Liens disclosed by public records or that would be disclosed by current title reports or surveys, (i) other Liens securing Indebtedness and other liabilities which have otherwise been disclosed to Buyer in writing, (j) with respect to the Real Property, easements, covenants, rights of way, zoning ordinances and similar encumbrances which do not materially impair the current use, occupancy or value of the property subject thereto, (k) Liens arising under or created by any Material Contract, this Agreement or any other agreement documents delivered or required to be delivered by any Party at the Closing pursuant to this Agreement (other than as a result of a breach or default under such Material Contract or transaction document), (l) Liens or other imperfections of title, if any, that do not, individually or in the aggregate, have a Company Material Adverse Effect and (m) Liens listed in Section 1.1(ii) of the Seller Disclosure Schedule.
“Person” means any individual, corporation, partnership, joint venture, trust, association, organization, Governmental Entity or other entity.
“Portland NewCo” has the meaning set forth in the Reorganization Steps Plan.
“Portland Terminal Business” means the ownership and operation of, and the receipt, storage and throughput of refined products at the refined products terminal located at 175 Front Street, South Portland, Maine 04106.
“Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the Closing Date.

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“Pre-Closing Reorganization” means the actions and transactions described in the Reorganization Steps Plan.
“Purchase Price” means, as adjusted pursuant to Section 2.5 and without duplication of any amounts, an amount equal to (a) the Base Purchase Price, plus (b) the difference between the Closing Date Net Working Capital and the Working Capital Target, expressed as (i) a positive number if the Closing Date Net Working Capital is greater than the Working Capital Target, or (ii) a negative number if the Closing Date Net Working Capital is less than the Working Capital Target, plus (c) the Closing Date Cash Amount, minus (d) the Closing Date Indebtedness Amount, minus (e) the Closing Date Transaction Expenses.
“R&W Insurance Policy” means the representation and warranty insurance policy to be issued to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Release” shall mean any release, spill, seepage, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping or leaching into or through the environment or within or upon any building, structure, facility or fixture of any Hazardous Substance.
“Reorganization Steps Plan” means the steps plan attached hereto as Exhibit B (as may be amended from time to time in accordance with Section 6.14).
“Representatives” means, as to any Person, the officers, directors, managers, employees, counsel, accountants, financial advisers and consultants of such Person.
“Required Consents” means, collectively, Buyer’s Required Consents, Seller’s Required Consents and the Target Companies’ Required Consents.
“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions as of such time.  As of the date of this Agreement, each of the following is a Sanctioned Country: Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic.
“Sanctioned Person” means any Person that is the target of Sanctions, including: (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union); (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; and (d) any Person fifty percent (50%) or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State,

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or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.
“Schedules” means, collectively, the Seller Disclosure Schedule and Buyer Disclosure Schedule, and each is referred to as a “Schedule.”
“Seller Disclosure Schedule” means the schedule attached hereto as Exhibit F.
“Seller Marks” means the marks “Gulf”, “Gulf Oil” and any other trade name, trademark or internet domain comprising or including the foregoing, and all derivatives and formulations thereof, and all logos associated therewith, including, those shown in Section 6.15 of the Seller Disclosure Schedule.
“Seller’s Certificate” means a certificate signed by a duly authorized officer of Seller confirming the matters set forth in Section 7.2(a) and Section 7.2(b).
“Seller’s Required Consents” means the consents specified in Section 3.3 of the Seller Disclosure Schedule.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (b) is entitled to elect at least one-half of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.
“Support Obligations” means any and all obligations or liabilities relating to the guaranties, letters of credit, bonds and other credit assurances of a comparable nature made or issued by or on behalf of Seller or their Affiliates for the benefit of any Target Company, as listed or described in Section 6.12(a) of the Seller Disclosure Schedule.
“Target Companies” means, collectively, New Haven NewCo, Woodbury NewCo, Portland NewCo, Linden NewCo and Chelsea NewCo.
“Target Companies’ Required Consents” means the Consents specified in Section 4.3 of the Seller Disclosure Schedule.
“Tax” or “Taxes” means any United States federal, state, local or foreign income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, real property, severance, excise and other taxes or other similar charges, levies or assessments in the nature of a tax imposed by a Taxing Authority, including any interest, penalty or addition thereto.

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“Tax Returns” means any return, report or similar statement required to be filed with a Taxing Authority with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that has jurisdiction over the assessment, determination (including audit, appeal and litigation), collection or imposition of such Tax (domestic or foreign), and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Terminals” means singly and connectively, the refined products terminals located at (a) 2600 Marshes Dock Road, Linden, New Jersey 07036, (b) 500 Waterfront Street, New Haven, Connecticut 06512, (c) 175 Front Street, South Portland, Maine 04106, (d) 920 Kings Highway, Thorofare, New Jersey 08086 and (e) 281 Eastern Avenue, Chelsea, Massachusetts 02150.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Transition Services Agreement and the other documents required to be delivered hereunder by any Party at the Closing.
“Transaction Expenses” means the aggregate amount of all fees, expenses and costs with respect to which any Target Company is or may become liable therefor, in each case, in connection with, arising out of or relating to any of the transactions contemplated by this Agreement, whether billed or payable prior to, on or after the Closing (but, in each case, limited to the extent due and not paid prior to Closing and to the extent not incurred pursuant to arrangements entered into by or at the direction of Buyer), for (a) costs, fees and expenses of investment bankers and financial advisors, brokers, agents, attorneys, accountants and other consultants, advisors and representatives, and (b) any assignment, change in control, or similar fees expressly payable as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby; provided, however, that “Transaction Expenses” shall not include (i) any expense resulting from termination of employment or service of any Business Employee after the Closing or any expense that Buyer determines to pay in its sole discretion, (ii) the fees and expenses associated with the Escrow Account, which shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer, (iii) costs and expenses related to the Pre-Closing Reorganization, the payment of which shall be the full responsibility of Seller, (iv) any expenses for which Buyer is responsible for paying under this Agreement, or (v) any expenses for which Seller is responsible for paying under this Agreement; provided, further, that in no event shall the calculation of Transaction Expenses include any amounts included in the calculation of Net Working Capital or Indebtedness Amount or any fees and expenses to be paid out of the Escrow Account Balance.
“Transfer Taxes” means all transfer, real property transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, and conveyance Taxes and other similar Taxes imposed on or with respect to the transactions contemplated by this Agreement
“Transition Services Agreements” means the Transition Services Agreement, substantially in the form attached hereto as Exhibit G.
“Unbranded Supply Agreement” means that Rack Sale Confirmation (Unbranded Supply), substantially in the form attached hereto as Exhibit I.
“Woodbury NewCo” has the meaning set forth in the Reorganization Steps Plan.

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“Woodbury Terminal Business” means the ownership and operation of, and the receipt, storage and throughput of refined products at the refined products terminal located at 920 Kings Highway, Thorofare, New Jersey 08086.
“Working Capital Principles” means the policies, procedures, principles, practices, inclusions, exclusions and valuation and estimation methodologies, as applicable, set forth on Exhibit D, including an illustrative calculation of Net Working Capital as of September 30, 2022.
“Working Capital Target” means $0.00.

Additional defined terms have the meanings ascribed to them in the Sections specified below:

Defined Term	Section
Acquired Assets	Recitals
Agreement	PREAMBLE
Allocation	Section 6.3(d)
Anti-Money Laundering Laws	Section 4.8(c)
Balance Sheet	Section 4.6(a)
Balance Sheet Date	Section 4.6(a)
Benzene Indemnity Cap	Section 6.19(b)
Benzene Matters	Section 6.19(b)
Buyer	PREAMBLE
Buyer Releasee	Section 8.2(b)
Buyer Releasor	Section 8.2(b)
Buyer Savings Plan	Section 6.7(c)
Buyer Specified Representations	Section 7.3(b)
Casualty Loss Event	Section 6.10
Closing	Section 2.3
Closing Date	Section 2.3
Company	PREAMBLE
Confidentiality Agreement	Section 6.4(a)
Consent	Section 3.3
Deficit Amount	Section 2.5(c)
Determination	Section 2.5(b)
Dispute Notice	Section 2.5(b)
Environmental Indemnity Cap	Section 6.19(b)
Estimated Closing Statement	Section 2.2
Execution Date	PREAMBLE
FCPA	Section 4.8(c)
Filing	Section 3.3
Financial Statements	Section 4.6(a)
Indemnity Period	Section 6.19(b)
Independent Accountants	Section 2.5(b)
Insurance Policies	Section 4.16
Interests	RECITALS
Interim Period	Section 6.1

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L&W	Section 11.12(a)
Labor Agreement	Section 4.11(e)
Leased Real Property	Section 4.10(b)
Material Contracts	Section 4.9(a)
Nonparty Affiliates	Section 8.3
Off-Site Disposal Indemnity Cap	Section 6.19(b)
Off-Site Disposal Matters	Section 6.19(b)
Outside Date	Section 9.1(b)
Owned Real Property	Section 4.10(a)
Party and Parties	PREAMBLE
Post-Closing Statement	Section 2.5(a)
R&W Parties	Section 6.11
Real Property Leases	Section 4.10(b)
Securities Act	Section 4.2
Seller	PREAMBLE
Seller 401(k) Plan	Section 6.7(h)
Seller Specified Representations	Section 7.2(b)
Specified Litigation Matters	Section 6.19(a)
Survey	Section 10.1
Tax Contest	Section 6.3(b)
Title Report	Section 10.1

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